Registration No. 333–

Form F-1
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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SEANERGY MARITIME HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	4412	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Seanergy Maritime Holdings Corp. 1-3 Patriarchou Grigoriou 166 74 Glyfada Athens, Greece Tel: +30 213 0181507 (Address and telephone number of Registrant's principal executive offices)		Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 Tel: (212) 574-1200 (Name, Address, and telephone number of agent for service)
__________________________________________________________________________________________

Copies to:
Seanergy Maritime Holdings Corp. Attn: Dale Ploughman 1-3 Patriarchou Grigoriou 166 74 Glyfada Athens, Greece Tel: +30 213 0181507 Fax: +30 210 9638450		Gary J. Wolfe, Esq. Robert E. Lustrin, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 Tel: (212) 574-1200 Fax: (212) 480-8421

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective as determined by market conditions and other factors.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Shares, par value $0.0001 per share	4,641,620	$16,292,086	(1)	$2,000

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the "Securities Act"), based upon the average of the high and low sales prices on the NASDAQ Global Market on March 26, 2012 of the Common Shares of the Registrant.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy or sell these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 29, 2012

Seanergy Maritime Holdings Corp.

Up to 4,641,620 Shares of Common Stock.

This prospectus relates to the proposed sale by the selling shareholders named in the section "Selling Shareholders", in one or more offerings from time to time, of up to an aggregate of 4,641,620 of our common shares.

We are not selling any common shares under this prospectus and will not receive any proceeds from the sale of the common shares by the selling shareholders. We will pay the expenses in connection with the registration of the resale of the common shares.

Our common shares are listed on the NASDAQ Global Market under the symbol "SHIP".  On March 28, 2012, the closing price of our common shares was $3.39 per share.

Investing in our securities involves a high degree of risk.  See "Risk Factors" beginning on page 13 of this prospectus and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2011, filed on March 19, 2012, as amended.  You should read this prospectus, any accompanying prospectus supplement, and the documents incorporated by reference herein and therein carefully before you make your investment decision.

____________________

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers.  The names of any underwriters, agents or dealers will be included in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

_________________________

The date of this prospectus is                    , 2012.

TABLE OF CONTENTS

ENFORCEABILITY OF CIVIL LIABILITIES	1
PROSPECTUS SUMMARY	2
THE OFFERING	8
RISK FACTORS	9
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	10
CAPITALIZATION	11
SELECTED HISTORICAL FINANCIAL AND OTHER DATA	12
DIVIDEND POLICY	14
USE OF PROCEEDS	15
PRICE RANGE OF OUR COMMON SHARES	16
DESCRIPTION OF CAPITAL STOCK	17
SELLING AND PRINCIPAL SHAREHOLDERS	21
HOW THE SHARES MAY BE DISTRIBUTED	22
REPUBLIC OF THE MARSHALL ISLANDS COMPANY CONSIDERATIONS	24
TAXATION	27
EXPENSES RELATING TO THIS OFFERING	35
LEGAL MATTERS	35
EXPERTS	35
WHERE YOU CAN FIND MORE INFORMATION	35
DOCUMENTS INCORPORATED BY REFERENCE	36
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF MARITIME CAPITAL SHIPPING LIMITED	F-1

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

We obtained statistical data, market data and other industry data and forecasts used or incorporated by reference in this prospectus from publicly available information. While we believe that the statistical data, industry data, forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

Unless otherwise indicated, all references in this prospectus to "$" or "dollars" are to U.S. dollars and financial information presented in this prospectus that is derived from the financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

ENFORCEABILITY OF CIVIL LIABILITIES

Seanergy Maritime Holdings Corp. is a Marshall Islands company and our executive offices are located outside of the United States in Athens, Greece. All of our directors, officers and the expert named herein reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and the expert named herein are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.  Furthermore, there is substantial doubt that the courts of the Republic of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

PROSPECTUS SUMMARY

This summary highlights certain information and financial statements appearing elsewhere in this prospectus or incorporated by reference herein and is qualified in its entirety by the more detailed information and financial statements included elsewhere or incorporated by reference. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements and the related notes thereto. We use the term "deadweight tons," or dwt, in describing the capacity of our dry bulk carriers. Dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the weight that a vessel can safely carry.

References in this prospectus to "Seanergy," "we," "us", "our company" or the "Company" refer to Seanergy Maritime Holdings Corp. and its consolidated subsidiaries, unless the context otherwise requires.  References in this prospectus to "Seanergy Maritime" refer to our predecessor Seanergy Maritime Corp.  References in this prospectus to "BET" refer to our wholly-owned subsidiary Bulk Energy Transport (Holdings) Limited.  References in this prospectus to "MCS" refer to our wholly-owned subsidiary Maritime Capital Shipping Limited.  References in this prospectus to the "selling shareholders" refers to United Capital Investments Corp., Atrion Shipholding S.A., Plaza Shipholding Corp. and Comet Shipholding Inc., collectively.  References in this prospectus to the "Reverse Stock Split" refer to the one-for-fifteen reverse split of our common shares that took effect on June 24, 2011.  For more information about us, please refer to our Annual Report on Form 20-F for year ended December 31, 2011, filed on March 19, 2012, as amended, incorporated into this prospectus by reference.

The Company

We are an international company providing worldwide transportation of dry bulk commodities through our vessel-owning subsidiaries, which include BET and MCS. We own and operate a fleet of 19 dry bulk vessels that consists of four Capesize, three Panamax, two Supramax and ten Handysize vessels. Our fleet transports a variety of dry bulk commodities, including coal, iron ore and grains, or major bulks, as well as bauxite, phosphate, fertilizer and steel products, or minor bulks. We acquired all of our vessels from companies related to members of the Restis family, who are affiliates of our major shareholders. As of December 31, 2011, we had total outstanding indebtedness of $346.4 million. By operating a fleet of dry bulk carriers of various sizes, a majority of which have time charters attached to them, we believe that we can serve a variety of charterers with diverse requirements while maintaining a stable base of cash flows. We believe this will reduce our reliance on any one sector of dry bulk charterers and provide us with a diversified client base and greater stability of revenue.

Our Fleet

As of the date of this prospectus, we own and operate 19 dry bulk carriers that transport a variety of dry bulk commodities. The following table provides summary information about our fleet and its current employment:

Vessel/Flag	Type	Dwt	Year Built	Current Employment	Terms of Employment Period	Daily Base Gross Charter Hire Rate	Profit Sharing Above Base Charter Hire Rate	Charterer
African Oryx /Bahamas	Handysize	24,112	1997	Time Charter	Expiring June 2013	$7,000 base rate	50% above base rate (1)	MUR Shipping B.V.
Bremen Max/ Isle of Man	Panamax	73,503	1993	Spot Time Charter	Expiring May 2012	$11,500	None	A/C Pacific Bulk Shipping Limited
Hamburg Max /Isle of Man	Panamax	73,498	1994	Time Charter	Expiring October 2012	$21,500 base rate and a ceiling of $25,500	100% between base and ceiling and 50% above ceiling (2)	A/C Mansel Ltd.
Davakis G./Bahamas (3)	Supramax	54,051	2008	Time Charter	Expiring January 2013	$14,500	None	A/C Bunge
Delos Ranger /Bahamas (3)	Supramax	54,057	2008	Spot Time Charter	Expiring April 2012	$13,500	None	Noble Chartering Corp.
BET Commander /Isle of Man	Capesize	149,507	1991	Spot Voyage Charter	Expiring April 2012	N/A	None	Fair Wind Chartering Pte. Ltd.
BET Fighter /Isle of Man	Capesize	173,149	1992	Time Charter	Expiring August 2012	BCI Linked (6)	None	SwissMarine Services S.A.
BET Prince /Isle of Man	Capesize	163,554	1995	Time Charter	Expiring December 2012	BCI Linked (6)	None	SwissMarine Services S.A.
BET Scouter /Isle of Man	Capesize	172,173	1995	Time Charter	Expiring July 2012	BCI Linked (6)	None	SwissMarine Services S.A.
BET Intruder /Isle of Man	Panamax	69,235	1993	Time Charter	Expiring October 2012	$12,250	None	SwissMarine Services S.A.
Fiesta /Liberia (4)	Handysize	29,519	1997	Bareboat Charter	Expiring November 2013	(7)	None	Oldendorff Carriers GmbH & Co. KG
Pacific Fantasy /Liberia (4)	Handysize	29,538	1996	Bareboat Charter	Expiring January 2014	(7)	None	Oldendorff Carriers GmbH & Co. KG
Pacific Fighter /Liberia (4)	Handysize	29,538	1998	Bareboat Charter	Expiring November 2013	(7)	None	Oldendorff Carriers GmbH & Co. KG
Clipper Freeway /Liberia (4)	Handysize	29,538	1998	Bareboat Charter	Expiring January 2014	(7)	None	Oldendorff Carriers GmbH & Co. KG
African Joy /Hong Kong	Handysize	26,482	1996	Time Charter	Expiring February 2013	BHSI Linked (8)	None	MUR Shipping B.V.
African Glory /Hong Kong	Handysize	24,252	1998	Time Charter	Expiring November 2012 (5)	$7,000 base rate and a ceiling of $12,000	75% between base and ceiling and 50% above ceiling (1)	MUR Shipping B.V.
Asian Grace /Hong Kong	Handysize	20,138	1999	Time Charter	Expiring September 2012 (5)	$7,000 base rate and a ceiling of $11,000	75% between base and ceiling and 50% above ceiling (1)	MUR Shipping B.V.
Clipper Glory /Hong Kong	Handysize	30,570	2007	Time Charter	Expiring August 2012	$25,000	None	CF Bulk Carriers Ltd. (Clipper Bulk Shipping Limited)
Clipper Grace /Hong Kong	Handysize	30,548	2007	Time Charter	Expiring August 2012	$25,000	None	CF Bulk Carriers Ltd. (Clipper Bulk Shipping Limited)
Total		1,256,962

(1)           Calculated using the adjusted Time Charter average of the Baltic Supramax Index.
(2)	Calculated using the Time Charter average of the Baltic Panamax Index.
(3)	Sister ships.
(4)	Sister ships.
(5)	Open ended contract that continues after the date specified until mutual notice is given six months in advance.
(6)	Calculated using the adjusted Time Charter average of the Baltic Capesize Index.
(7)	Time Charter average of Baltic Handysize Index increased by 100.63% minus operating expenses.
(8)	Calculated using the adjusted Time Charter average of the Baltic Handysize Index.

Management of Our Fleet

Safbulk Pty Ltd., or Safbulk Pty, performs the commercial management of our initial fleet of six vessels. Safbulk Maritime S.A., or Safbulk Maritime, performs the commercial management of the BET fleet. Each of Safbulk Pty and Safbulk Maritime, which are controlled by members of the Restis family, and are collectively referred to throughout this prospectus as Safbulk, has entered into a brokerage agreement with Seanergy Management Corp. & BET respectively,  two of our wholly-owned subsidiaries, to provide these commercial management services, pursuant to which Safbulk is entitled to receive a commission of 1.25% calculated on the collected gross hire/freight/demurrage payable when such amounts are collected. See "Item 4. Information on the Company— Brokerage Agreements" in our Annual Report on Form 20-F for the year ended December 31, 2011, incorporated by reference herein. MCS carries out the commercial management of its fleet in-house, arranging and negotiating the terms of its vessels' time and bareboat charters based on market conditions.

Enterprises Shipping and Trading S.A., or EST, performs the technical management of our initial fleet of six vessels and the BET fleet. EST is controlled by members of the Restis family. Safbulk and EST presently do business with over 100 customers, the majority of which have been customers since inception.

MCS carries out the commercial management of its fleet in-house, arranging and negotiating the terms of its vessels' time and bareboat charters based on market conditions. M/S Fleet Ship Management Inc. and Wallem Shipmanagement Ltd. provide us with technical management services for our MCS fleet.

Safbulk's and EST's main objective is to ensure responsible and ethical management of services from the point of view of health, safety and environmental aspects. Towards this end they have adopted various models (EFQM, EBEN), standards (ISO 9001, ISO 14001 and OHSAS 18001) and codes (ISM Code).

EST, has earned a market reputation for excellence in the provision of services that is evident from many awards and certifications earned over the years including International Safety Management Certificate (1993), ISO 9001 Certification for Quality Management (1995), ISO 14001 Certification for Environmental Management System (2002), US Coast Guard AMVER Certification, EFQM "Committed to Excellence" (2004), "Recognized for Excellence" Certification (2005), "Recognized for Excellence-4 stars" Certification (2006), OHSAS 18001:1999 for Health and Safety (2007) and EBEN (European Business Ethics Network silver (2008) and gold (2009) awards.

Shipping Committee

We have established a shipping committee. The purpose of the shipping committee is to consider and vote upon all matters involving shipping and vessel finance in order to accelerate the pace of our decision making in respect of shipping business opportunities, such as the acquisition of vessels or companies. The shipping industry often demands very prompt review and decision-making with respect to business opportunities. In recognition of this, and in order to best utilize the experience and skills that our directors bring to us, our board of directors has delegated all such matters to the shipping committee. Transactions that involve the issuance of our securities or transactions with affiliates, however, shall not be delegated to the shipping committee but instead shall be considered by the entire board of directors. The shipping committee consists of three directors. In accordance with the Amended and Restated Charter of the Shipping Committee, two of the directors on the shipping committee are nominated by the Restis affiliate shareholders and one of the directors on the shipping committee is nominated by a majority of our Board of Directors and is an independent member of the Board of Directors. The members of the shipping committee are Mr. Dale Ploughman and Ms. Christina Anagnostara, who are the Restis affiliate shareholders' nominees, and Mr. Dimitris Panagiotopoulos, who is the Board's nominee.

In order to assure the continued existence of the shipping committee, our board of directors has agreed that the shipping committee may not be dissolved and that the duties or composition of the shipping committee may not be altered without the affirmative vote of not less than 80% of our board of directors. In addition, the duties of our chief executive officer, who is currently Mr. Ploughman, may not be altered without a similar vote. These duties and powers include voting the shares of stock that Seanergy owns in its subsidiaries. In addition to these agreements, we have amended certain provisions in our articles of incorporation and by-laws to incorporate these requirements.

As a result of these various provisions, in general, all shipping- related decisions will be made by the Restis family appointees to our board of directors, unless 80% of the board members vote to change the duties or composition of the shipping committee.

Our Corporate History

Incorporation of Seanergy and Seanergy Maritime

We were incorporated under the laws of the Republic of the Marshall Islands pursuant to the Marshall Islands Business Corporation Act, or the BCA, on January 4, 2008, under the name Seanergy Merger Corp., as a wholly owned subsidiary of Seanergy Maritime Corp., a Marshall Islands corporation, or Seanergy Maritime.  Seanergy Maritime was incorporated under the laws of the Republic of the Marshall Islands on August 15, 2006 as a blank check company formed to acquire, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses in the maritime shipping industry or related industries. Seanergy Maritime, up to the date of the initial business combination, had not commenced any business operations and was considered a development stage enterprise. Seanergy Maritime is our predecessor.  We changed our name to Seanergy Maritime Holdings Corp. on July 11, 2008.

Initial Public Offering of Seanergy Maritime and Initial Business Combination

On September 28, 2007, Seanergy Maritime consummated its initial public offering of 23,100,000 units, with each unit consisting of one share of its common stock and one warrant. Each warrant entitled the holder to purchase one share of Seanergy Maritime common stock at an exercise price of $6.50. As a result of the Reverse Stock Split, each unit holder is entitled to a one-fifteenth share upon the exercise of each unit. The initial public offering generated $227,071,000 in net proceeds, after deducting certain deferred offering costs.  Upon the dissolution and liquidation of our predecessor, Seanergy Maritime Corp., all outstanding warrants and the underwriters’ Unit Purchase Option of Seanergy Maritime Corp. concurrently became the Company’s obligations and became exercisable to purchase the Company’s common shares.

We acquired our initial fleet of six dry bulk carriers from the Restis family for an aggregate purchase price of (i) $367,030,750 in cash, (ii) $28,250,000 (face value) in the form of a convertible promissory note, or the Note, and (iii) an aggregate of 4,308,075 shares of our common stock (or 287,205 shares as adjusted for the Reverse Stock Split), subject to us meeting an Earnings Before Interest, Taxes, Depreciation and Amortization, or EBITDA, target of $72.0 million to be earned between October 1, 2008 and September 30, 2009, which target was achieved and the additional consideration was recorded as an increase in goodwill of $17,275,000. This acquisition was made pursuant to the terms and conditions of a Master Agreement dated May 20, 2008 among us, Seanergy Maritime, our former parent, the several selling parties who are affiliated with members of the Restis family, and the several investing parties who are affiliated with members of the Restis family, and six separate memoranda of agreement, which we collectively refer to as the "MOAs," between our vessel-owning subsidiaries and each seller, each dated as of May 20, 2008.

BET Acquisition

On August 12, 2009, we closed on the acquisition of a 50% interest in BET from Constellation Bulk Energy Holdings, Inc., or Constellation. Following this acquisition, we controlled BET through our right to appoint a majority of the BET board of directors pursuant to a shareholder agreement with Mineral Transport Holdings, Inc., or Mineral Transport, a company controlled by members of the Restis family. The purchase price consisted of $1.00 and the acquisition of assets and the assumption of liabilities. The stock purchase was accounted for under the purchase method of accounting and accordingly the assets (vessels) acquired and the liabilities assumed have been recorded at their fair values. In addition to the vessels, the other assets acquired include $37.75 million in cash and restricted cash and $4.32 million in current receivables and inventories. The fair value of the vessels as of the closing of the acquisition was $126.0 million, and BET owed $143.10 million under its credit facility as of such date. On October 22, 2010, we purchased the remaining 50% non-controlling ownership interest in BET from Mineral Transport for consideration that was paid in the form of: (i) $7.0 million in cash paid to Mineral Transport and (ii) 24,761,905 shares of our common stock (or 1,650,794 shares as adjusted for the Reverse Stock Split) totaling $26.0 million determined based upon an agreed price of $1.05 per share (or $15.75 per share as adjusted for the Reverse Stock Split). The acquisition was treated as a transaction between entities under common control, and as such, the transaction was reported as of May 20, 2010, due to the expiration of a voting agreement leaving the Restis family as our controlling shareholders.

MCS Acquisition

On May 28, 2010, after entering into a share purchase agreement with Maritime Capital Shipping (Holdings) Limited, or Maritime Capital, a company controlled by members of the Restis family, we completed the final documentation for the acquisition of a 51% ownership interest in MCS for consideration of $33.0 million. The consideration was paid to Maritime Capital from the proceeds of our equity offering completed in February 2010 and from our cash reserves. On September 15, 2010, we completed the acquisition from Maritime Capital of the remaining 49% ownership interest in MCS for consideration that was paid in the form of: (i) cash in the amount of $3.0 million paid to Maritime Capital from our cash reserves and (ii) 24,761,905 shares of our common stock (or 1,650,794 shares as adjusted for the Reverse Stock Split) totaling $26.0 million at an agreed price of $1.05 per share (or $15.75 per share as adjusted for the Reverse Stock Split). The acquisition was treated as a transaction between entities under common control, and as such, the transaction was recorded at historical cost and was retrospectively reported as of May 20, 2010.

Equity Injection Plan

On January 31, 2012, we completed an equity injection plan with four entities affiliated with the Restis family.  In exchange for $10 million of cash, we issued an aggregate of 4,641,620 of our common shares to the four entities at a price of $2.15442.  The price was determined as the average closing price of the five trading days preceding the execution of the purchase plan.  Following the issuance of the shares and as of the date of this prospectus, we have 11,959,282 outstanding common shares.

Corporate Structure

We are incorporated in the Republic of the Marshall Islands under the name Seanergy Maritime Holdings Corp. Our executive offices are located at 1-3 Patriarchou Grigoriou, 166 74 Glyfada, Athens, Greece and our telephone number is  +30 213 0181507.

The Securities Offered by the Selling Shareholders

The selling shareholders listed herein are using this prospectus to offer up to an aggregate of 4,641,620 shares of our common stock.

Recent Developments

Sale of the African Zebra

 On February 9, 2012, the Company announced it entered into a memorandum of agreement with an unaffiliated third party for the sale of the Handymax drybulk carrier, the African Zebra, for a gross sale price of $4.1 million and on February 15, 2012 the vessel was delivered to its new owners. The African Zebra was a 38,632 dwt Handymax bulk carrier built in 1985 and the Company used the proceeds to reduce debt. The sale resulted in a book loss of approximately $2.4 million. Following the sale of African Zebra, the Company's fleet consisted of four Capesize, three Panamax, two Supramax and ten Handysize dry bulk carriers with an average age of 13.7 years.

Amendment to Credit Facilities Agreements with Marfin

On January 31, 2012, we amended the Marfin term and revolving credit facilities agreements.  The amendment includes the (i) extension of the term and revolving facilities' maturity dates from September 2015 to December 2018; (ii) suspension of the requirement to pay principal installments on the  term  facility for 2012; (iii) amendment of the amortization schedule from 2013 onwards; (iv) payment of $3.2 million on the outstanding revolving facility; (v) waiver of all financial covenants as of  December 31, 2011; (vi) waiver of all financial covenants, including the security margin, for the period commencing from January 1, 2012 through and including December 31, 2013; and (vii) amendment of the financial  undertakings and the applicable security margins from 2014 onwards.  Furthermore, the applicable margin has been increased by 50 basis points per annum on the term and revolving facilities.  For more information regarding the Marfin credit facilities, please read "Item 5. Operating and Financial Review and Prospects–B. Liquidity and Capital Resources–Credit Facilities" in our Annual Report on Form 20-F for the year ended December 31, 2011 incorporated by reference herein.

Amendment to Loan Facility Agreement with Citibank

On February 7, 2012, we entered into a supplemental agreement for certain covenant waivers under the loan facility by and among Bulk Energy Transport (Holdings) Limited, our subsidiary, and Citibank, as agent, and the other financial institutions referred to in the Citibank restated loan agreement.  The lenders have agreed to grant waivers on all previous covenant breaches and to temporarily grant waivers to the minimum equity ratio and minimum liquidity amount and reduce the security margin covenant from 125% to 100% until January 1, 2013.  In addition, BET must maintain a minimum amount of $14.5 million in cash in the BET account with Citibank. The applicable margin has been increased by 100 basis points per annum. For more information regarding the Citibank loan, please read "Item 5. Operating and Financial Review and Prospects–B. Liquidity and Capital Resources–Credit Facilities" in our Annual Report on Form 20-F for the year ended December 31, 2011 incorporated by reference herein.

NASDAQ Notifications and Reverse Stock Split

On January 28, 2011, we were notified by NASDAQ that we were no longer in compliance with NASDAQ Listing Rule 5450(a)(1) because the closing bid price of our common stock for 30 consecutive business days, from December 14, 2010 to January 26, 2011, had been below the minimum $1.00 per share bid price requirement for continued listing on the NASDAQ Global Market.

In response, we conducted a 1-for-15 reverse stock split on June 24, 2011. Our stock began trading on a split adjusted basis on NASDAQ on June 27, 2011. No fractional shares were issued in connection with the reverse split and shareholders who otherwise held fractional shares of our common stock received a cash payment instead. Also, on the effective date, the Company's issued and outstanding warrants were adjusted pursuant to the terms of the respective governing agreements. On a per warrant basis, the exercise price of the 1,138,917 warrants did not change following the reverse stock split and, accordingly, in order for the holder to purchase one whole share of the Company's common stock the number of warrants to be exercised will increase by a multiple of fifteen. The price of the 1,000,000 Unit Warrants was automatically adjusted.

On January 24, 2012, we were notified by NASDAQ that we were no longer in compliance with NASDAQ Listing Rule 5450(b)(1)(C) because the market value of the publicly held shares of our common stock for 30 consecutive business days, from December 6, 2011 to January 23, 2012 had been below the minimum $5,000,000 market value of publicly held shares requirement for continued listing on the NASDAQ Global Market. This notification had no effect on the listing of the Company's common stock, and the applicable grace period to regain compliance was 180 calendar days, expiring on July 23, 2012.  The Company regained compliance at the end of February 2012, when during the applicable grace period the Company's minimum market value of our publicly held shares was $5,000,000 or greater for a minimum of ten consecutive business days.

THE OFFERING

The summary below describes the principal terms of the securities being offered hereunder. Certain of the terms and conditions described below are subject to important limitations and exceptions.

Securities Offered by the selling shareholders	4,641,620

Common Shares to be Outstanding before and after this Offering	11,959,282 common shares

Use of Proceeds	We will not receive any proceeds from the sale of the common shares by the selling shareholders.

U.S. Federal Income Tax Considerations
See "Taxation — United States Taxation" for a general summary of the U.S. federal income taxation of the ownership and disposition of our securities. Holders are urged to consult their respective tax advisers with respect to the application of the U.S. federal income tax laws to their own particular situation as well as any tax consequences of the ownership and disposition of our common shares arising under the federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable treaty.

Trading Symbol for Our Common Shares	Our common shares are traded on the NASDAQ Global Market under the symbol "SHIP".

Risk Factors
Investing in our securities involves substantial risk. You should carefully consider all the information in this prospectus prior to investing in our common shares. In particular, we urge you to consider carefully the factors set forth in the section of this prospectus entitled "Risk Factors" beginning on page 13 and under the heading "Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2011, filed on March 19, 2012, as amended.

RISK FACTORS

You should carefully consider the risks described below and discussed under the caption "Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2011, filed on March 19, 2012, as amended, and incorporated by reference herein, as well as the other information included in this prospectus before deciding to invest in our securities.

If the share price of our common shares fluctuates after this offering, you could lose a significant part of your investment.

The market price of our common shares may be influenced by many factors, many of which are beyond our control, including the following:

•	the failure of securities' analysts to publish research about us after this offering, or analysts making changes in their financial estimates;

•	announcements by us or our competitors of significant contracts, acquisitions or capital commitments;

•	variations in quarterly operating results;

•	general economic conditions;

•	terrorist or piracy acts;

•	future sales of our common shares or other securities; and

•	investors' perception of us and the dry bulk industry.

As a result of these factors, investors in our common shares may not be able to resell their common shares at or above the initial offering price. These broad market and industry factors may materially reduce the market price of our common shares, regardless of our operating performance.

We may issue additional common shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our common shares.

Our amended and restated articles of incorporation authorize our board of directors to, among other things, issue additional common shares or preferred shares or securities convertible or exchangeable into equity securities, without shareholder approval. We may issue such additional equity or convertible securities to raise additional capital. The issuance of any additional shares of common or preferred shares or convertible securities could be substantially dilutive to our shareholders. Moreover, to the extent that we issue restricted stock units, stock appreciation rights, options or warrants to purchase our common shares in the future and those stock appreciation rights, options or warrants are exercised or as the non-vested share units vest, our shareholders may experience further dilution. Holders of shares of our common stock have no preemptive rights that entitle such holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders.

Future sales of our common shares could have an adverse effect on our share price.

The market price of our common shares could decline due to sales, or the announcements of proposed sales, of a large number of common shares in the market, including sales of common shares by our large shareholders, or the perception that these sales could occur. These sales, or the perception that these sales could occur, could also make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate to raise funds through future offerings of common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus  contains certain forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management's expectations, hopes, beliefs, intentions or strategies regarding the future and other statements other than statements of historical fact. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "possible," "potential," "predict," "project," "should," "would" and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

•	our future operating or financial results;

•	our financial condition and liquidity, including our ability to obtain additional financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

•	our ability to pay dividends in the future;

•	dry bulk shipping industry trends, including charter rates and factors affecting vessel supply and demand;

•	future, pending or recent acquisitions, business strategy, areas of possible expansion, and expected capital spending or operating expenses;

•	the useful lives and changes in the value of our vessels and their impact on our compliance with loan covenants;

•	availability of crew, number of off-hire days, dry-docking requirements and insurance costs;

•	global and regional economic and political conditions;

•	our ability to leverage the relationships and reputation in the dry bulk shipping industry of Safbulk Pty and Safbulk Maritime, SwissMarine Services S.A., or SwissMarine, and EST;

•	changes in seaborne and other transportation patterns;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from future litigation and incidents involving our vessels;

•	acts of terrorism and other hostilities; and

•	other factors discussed in "Risk Factors."

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading "Risk Factors." Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws and/or if and when management knows or has a reasonable basis on which to conclude that previously disclosed projections are no longer reasonably attainable.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2011:

•	on a historical basis without any adjustment to reflect subsequent events; and

•	on an as adjusted basis to give effect to:

(i) the payment of debt in the aggregate amount of $20.7 million consisting of (a) the repayment of $3.2 million under the Marfin revolving facility; (b) the prepayment of $4.0 million under the Marfin term loan facility; (c) the repayment of $0.6 million under the UOB loan facility; (d) the repayment of $2.6 million under the HSBC loan facility; (e) the prepayment of $8.2 million under the DVB loan facility; and (f) the repayment of $2.1 million under the DVB loan facility; and (ii) the issuance of an aggregate of 4,641,620 common shares to four entities affiliated with members of the Restis family in exchange for $10.0 million at a price of $2.15442 per share.

There have been no other material changes in our capitalization since December 31, 2011 through March 27, 2012.

You should read this table in conjunction with our historical consolidated financial statements, together with the respective notes thereto, included in this prospectus.

(All figures in thousands of dollars, except for share amounts)
Debt:	Historical	As Adjusted
Long-term term facility financing (secured), including current portion of $45,817 and $33,018 (as adjusted)	346,403	325,703
Total debt	346,403	325,703

Shareholders' equity:
Preferred stock, $0.0001 par value; 25,000,000 shares authorized; none issued	--	--
Common stock, $0.0001 par value; 500,000,000 authorized shares as at December 31, 2011; 7,317,662 and 11,959,282 shares issued and outstanding as of December 31, 2011 and as adjusted, respectively	1	1
Additional paid-in capital	279,292	289,292
Accumulated deficit	(202,370)	(202,370)
Total equity	76,923	86,923
Total capitalization	423,326	412,626

SELECTED HISTORICAL FINANCIAL AND OTHER DATA

The following table presents selected consolidated financial data of Seanergy as of and for the years ended December 31, 2011, 2010, 2009, 2008 and 2007. The information is only a summary and should be read in conjunction with the audited consolidated financial statements and related notes included in "Item 5. Operating and Financial Review and Prospects" of our Annual Report on Form 20-F, as amended, for the year ended December 31, 2011 incorporated by reference herein. The selected consolidated financial data is a summary of, and is derived from, our audited consolidated financial statements and notes thereto, which have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. Balance sheet data as of December 31, 2009, 2008 and 2007 and income statement data for the years ended December 31, 2008 and 2007 is derived from our audited financial statements not included herein.

Our fleet operations commenced in August 2008, upon the consummation of our initial business combination. During the period from our inception to the date of our initial business combination, we were a development stage enterprise.

Amounts in the tables below are in thousands of U.S. dollars, except for share and per share data.

	Year Ended December 31,
	2011	2010	2009	2008	2007
Statement of Income Data:
Vessel revenue, net	104,060	95,856	87,897	34,453	-
Direct voyage expenses	(2,541)	(2,399)	(753)	(151)	-
Vessel operating expenses	(34,727)	(30,667)	(16,222)	(3,180)	-
Voyage expenses - related party	(661)	(434)	(1,119)	(440)	-
Management fees - related party	(2,415)	(2,328)	(1,715)	(388)	-
Management fees	(576)	(316)	-	-	-
General and administration expenses	(8,070)	(7,606)	(5,928)	(2,161)	(445)
General and administration expenses - related party	(603)	(697)	(742)	(109)	-
Amortization of deferred dry-docking costs	(7,313)	(3,657)	(1,045)	-	-
Depreciation	(28,856)	(29,328)	(26,812)	(9,929)	-
Goodwill impairment loss	(12,910)	-	-	(44,795)	-
Vessels' impairment loss	(188,995)	-	-	(4,530)	-
Gain from acquisition of subsidiary	-	-	6,813	-	-
Operating (loss) income	(183,607)	18,424	40,374	(31,230)	(445)
Interest and finance costs	(13,482)	(12,931)	(7,230)	(3,895)	(45)
Interest and finance costs – shareholders	-	-	(386)	(182)	(13)
Interest income	60	358	430	3,361	1,948
Loss on interest rate swaps	(641)	(4,164)	(1,575)	-	-
Foreign currency exchange gains (losses), net	(46)	14	(44)	(39)	-
Net (loss) income before taxes	(197,716)	1,701	31,569	(31,985)	1,445
Income taxes	(40)	(60)	-	-	-
Net (loss) income	(197,756)	1,641	31,569	(31,985)	1,445
Less: Net income attributable to the noncontrolling interest	-	(1,509)	(1,517)	-	-
Net (loss) income attributable to Seanergy Maritime Holdings Corp. Shareholders	(197,756)	132	30,052	(31,985)	1,445
Net (loss) income per common share
Basic	(27.04)	0.02	17.42	(18.14)	1.84
Diluted	(27.04)	0.02	14.77	(18.14)	1.44
Weighted average common shares outstanding
Basic	7,314,636	5,861,129	1,725,531	1,763,486	783,606
Diluted	7,314,636	5,861,129	2,035,285	1,763,486	1,002,419

Dividends declared per share	-	-	-	2.76	-

	As of December 31,
	2011	2010	2009	2008	2007
Balance Sheet Data:
Total current assets	43,432	68,459	67,473	29,814	235,213
Vessels, net	381,129	597,372	444,820	345,622	-
Total assets	436,476	696,401	538,452	378,202	235,213
Total current liabilities, including current portion of long-term debt	58,697	72,791	42,138	32,999	5,995
Long-term debt, net of current portion	300,586	346,168	267,360	213,638	-
Total Seanergy shareholders' equity	76,923	274,665	208,489	131,565	148,369
Non controlling interest	-	-	18,330	-	-
Total equity	76,923	274,665	226,819	131,565	148,369

	Year Ended December 31,
	2011	2010	2009	2008	2007
Cash Flow Data:
Net cash provided by (used in) operating activities	26,439	31,537	43,208	25,700	1,585
Net cash provided by (used in) investing activities	-	7,885	36,353	(142,919)	(232,923)
Net cash (used in) provided by financing activities	(62,492)	(49,242)	(43,497)	142,551	233,193

DIVIDEND POLICY

We had initially expressed an intent to pay dividends in the aggregate amount of $1.20 (or $18.00 as amended for the Reverse Stock Split) per common share on a quarterly basis beginning in the quarter ended March 31, 2009 following the acquisition of the six vessels that comprised our initial fleet. We have, however, determined to suspend the payment of any dividends based on restrictions imposed on us by our senior lender. We have not paid dividends since 2008 and we have not yet determined when any dividend payments will be resumed, if at all. In the event we determine to resume any dividend payments, under the terms of the waiver obtained with respect to our loan facilities' security margin clause, the written approval of Marfin will be required before the payment of any dividends. The declaration and payment of any dividend is subject to the discretion of our board of directors. The timing and amount of dividend payments will be in the discretion of our board of directors and be dependent upon our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of dividends to shareholders and other factors. Our board of directors may review and amend our dividend policy from time to time in light of our plans for future growth and other factors.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the selling shareholders.

PRICE RANGE OF OUR COMMON SHARES

Our common shares are currently listed on the NASDAQ Global Market under the symbol "SHIP".

The table below sets forth the high and low closing prices for each of the periods indicated for our shares of common stock on the NASDAQ Global Market. Seanergy Maritime's shares of common stock were originally listed on the American Stock Exchange. On October 15, 2008, Seanergy Maritime's shares of common stock commenced trading on the NASDAQ Global Market. Following the dissolution of Seanergy Maritime, our shares of common stock started trading on the NASDAQ Global Market on January 28, 2009.

We refer you to "Item 9. The Offer and Listing" and the historical share prices for each of the periods indicated for our common shares, included in our Annual Report on Form 20-F for the year ended December 31, 2011 incorporated by reference into this prospectus.

	High	Low
March 1 through March 28, 2012	$3.97	$3.25

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock offered under this prospectus.  For the complete terms of our common stock, please refer to our amended and restated Articles of Incorporation and our second amended and restated by-laws that are filed as exhibits to the registration statement of which this prospectus forms a part. The Marshall Islands Business Corporation Act, or BCA, may also affect the terms of these securities.

Authorized Capitalization

Under our amended and restated articles of incorporation, we are authorized to issue 500,000,000 shares of our common stock, par value $0.0001 per share, of which 11,959,282 are issued and outstanding as of the date of this prospectus and 25,000,000 shares of preferred stock, par value $0.0001 per share, of which none are outstanding as of the date of this prospectus.

Common Stock

As of the date of this prospectus, we have 11,959,282 common shares outstanding out of 500,000,000 common shares authorized to be issued. In addition, we have a total of 209,260 shares of common stock reserved for issuance upon the exercise of the Unit Purchase Option and our 1,138,917 Underwriter Warrants which are outstanding and exercisable to purchase an aggregate of 75,927 of our common shares.  In addition, we have 8,746,666 shares of common stock reserved for issuance under the Seanergy Maritime Holdings Corp. 2011 Equity Incentive Plan.

Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future. There are no limitations on the right of non-residents of the Republic of the Marshall Islands to hold or vote shares of our common stock.

Our common shares are listed on the NASDAQ Global Market under the symbol "SHIP".

Preferred Stock

Our amended and restated articles of incorporation authorizes the issuance of 25,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. The preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although there is no current intent to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Purpose

Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA. Our amended and restated articles of incorporation and by-laws do not impose any limitations on the ownership rights of our shareholders.

Directors

Our directors are elected by a majority of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting.

Under our second amended and restated by-laws, our board of directors must consist of at least one but no more than 13 members, as fixed by the board of directors. Our directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At each annual meeting, directors to replace those directors whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting. Each director shall serve his respective term of office until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.

Interested Transactions

Our by-laws provide that a contract or transaction between us and one or more of our directors or officers, or between us and any other corporation, partnership, association or other organization in which one or more of its directors or officers are our directors or officers, or have a financial interest, will not be void or voidable, if the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to our board of directors or its committee and the board of directors or the committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of disinterested directors, or, if the votes of the disinterested directors are insufficient to constitute an act of the board of directors as provided in the BCA, by unanimous vote of the disinterested directors or the material facts as to his or their relationship or interest in such contract or transaction are disclosed in good faith or known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors or a committee thereof or the stockholders. Common or interested Directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

Shareholder Meetings

Under our by-laws, annual shareholder meetings will be held at a time and place selected by our board of directors. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Dissenters' Rights of Appraisal and Payment

Under the BCA, our shareholders have the right, subject to certain exceptions, to dissent from various corporate actions, including any plan of merger or consolidation to which we are a party or sale or exchange of all or substantially all of our property and assets not made in the usual course of our business, and receive payment of the fair value of their shares, subject to such exceptions. In the event of any further amendment of our articles of incorporation, a shareholder also has the right, subject to such exceptions, to dissent and receive payment for his or her shares if the amendment alters certain rights with respect to those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which the company's shares are primarily traded on a local or national securities exchange.

Shareholders' Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of our common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors' fiduciary duties.  Our by-laws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our by-laws provide that we must indemnify our directors and officers to the fullest extent authorized by law.  We are also expressly authorized to advance certain expenses (including attorneys' fees) to our directors and officers and carry directors' and officers' insurance policies providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our articles of incorporation and by-laws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-Takeover Effect of Certain Provisions of our Articles of Incorporation and by-laws

Several provisions of our articles of incorporation and by-laws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent: (i) the merger or acquisition of our Company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest; and (ii) the removal of incumbent officers and directors.

Classified Board of Directors

Our articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our common shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

Blank Check Preferred Stock

Our articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series.

Election and Removal of Directors

Our by-laws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our by-laws also provide that our directors may be removed with cause by a majority vote of the outstanding shares of our capital stock entitled to vote generally in the election of directors. No Director may be removed without cause by either the stockholders or the Board of Directors. Except as otherwise provided by applicable law, cause for the removal of a Director shall be deemed to exist only if the Director whose removal is proposed: (i) has been convicted or has been granted immunity to testify in any proceeding in which another has been convicted, of a felony by a court of competent jurisdiction and that conviction is no longer subject to direct appeal; (ii) has been found to have been negligent or guilty of misconduct in the performance of his duties to the Corporation in any matter of substantial importance to the Corporation by (A) the affirmative vote of at least 80% of the directors then in office at any meeting of the Board of Directors called for that purpose or (B) a court of competent jurisdiction; or (iii) has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetence directly affects his ability to serve as a director of the Corporation. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders

Our by-laws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our by-laws also provide that our board of directors or Chief Executive Officer may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice.

Advance Notice Requirements for Shareholders Proposals and Director Nominations

Our articles of incorporation and by-laws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder's notice must be received at our principal executive offices not less than 150 days nor more than 180 days prior to the one-year anniversary date of the immediately preceding annual meeting of stockholders; provided however, that in the event that the annual meeting is called for a date that is more than 30 days after such anniversary date, notice by the stockholder, to be timely, must be so received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. In no event shall the public disclosure of any adjournment of an annual meeting of the stockholders commence a new time period for the giving of the stockholder's notice described herein.. Our articles of incorporation and by-laws also specify requirements as to the form and content of a shareholder's notice. These provisions may impede a shareholder's ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Reverse Split of Common Stock

A reverse split of our common stock at a ratio of one-for-fifteen took effect at the commencement of business on June 24, 2011. There was no change in the number of authorized shares or the par value per share of our common stock. The share and per share amounts contained in this prospectus have been adjusted to reflect the one-for-fifteen reverse split, except where noted otherwise.

SELLING AND PRINCIPAL SHAREHOLDERS

The following table shows certain information as of March 26, 2012 regarding (i) the number of shares of our common stock owned by the selling shareholders; (ii) information regarding the beneficial owners of more than five percent of our common shares; (iii) each of our executive officers and directors; and (iv) our officers and directors as a group. The table assumes that all shares of our common stock offered for sale in the prospectus are sold.

From time to time the selling shareholders named in the table below may offer pursuant to this prospectus up to an aggregate of 4,641,620 shares of our common stock. We have filed the registration statement of which this prospectus forms a part in order to permit the selling shareholders or their respective transferees, donees, pledgees or successors-in-interest to offer these securities for resale from time to time.

The 4,641,620 shares of our common stock covered by this prospectus were acquired by the Restis affiliate shareholders, consisting of United Capital Investments Corp., Atrion Shipholding S.A., Plaza Shipholding Corp., and Comet Shipholding Inc. in connection with an equity injection plan completed on January 31, 2012 under which the Restis affiliate shareholders purchased 4,641,620 common shares of the Company in exchange for $10 million at a price of $2.15442 per share, which was the average closing price of common shares for the five trading days preceding the execution of the share purchase agreement dated as of January 4, 2012.

	Common Stock Beneficially		Number of Shares		Beneficially Owned
	Owned Before the Offering		Offered by Selling		After the Offering
Selling shareholder	Number	Percent(2)	Shareholders		Number		Percent(2)
United Capital Investments Corp.(3)(4)	2,622,727	21.9%	1,160,405		1,462,322		12.2%
Atrion Shipholding S.A. (3)(5)	2,522,149	21.1%	1,160,405		1,361,744		11.4%
Plaza Shipholding Corp. (3)(6)	2,526,388	21.1%	1,160,405		1,365,983		11.4%
Comet Shipholding Inc. (3)(7)	2,522,168	21.1%	1,160,405		1,361,763		11.4%
Dale Ploughman (1)	12,000	*	-			-	*
Christina Anagnostara (1)	667	*	-			-	*
All directors and officers as a group (1)	12,667	*		-		-	*
)

* Less than one percent

(1)	The business address of each of the directors and officers is 1-3 Patriarchou Grigoriou, 166 74 Glyfada, Athens, Greece.

(2)	Based on 11,959,282 shares of our common stock issued and outstanding as of the date of this prospectus.

(3)
Each of United Capital Investments Corp., Atrion Shipholding S.A., Plaza Shipholding Corp. and Comet Shipholding Inc. is an affiliate of members of the Restis family. The address of each of United Capital Investments Corp., Atrion Shipholding S.A., Plaza Shipholding Corp., and Comet Shipholding Inc., is c/o 11 Poseidonos Avenue, 16777 Elliniko, Athens, Greece, Attn: Evan Breibart.

(4)	Victor Restis is the controlling person of United Capital Investments Corp.

(5)	Bella Restis is the controlling person of Atrion Shipholding S.A.

(6)	Katia Restis is the controlling person of Plaza Shipholding Corp.

(7)	Claudia Restis is the controlling person of Comet Shipholding Inc.

HOW THE SHARES MAY BE DISTRIBUTED

The selling shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus forms a part is declared effective by the Commission;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per security;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders are statutory underwriters under Section 2(a)(11) of the Securities Act. The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

In connection with sales of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling shareholders may also sell their shares of our common stock short and deliver the shares of common stock covered by a prospectus filed as part of a registration statement to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge their shares of our common stock to broker-dealers that in turn may sell such shares.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

Upon us being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon us being notified in writing by a selling shareholder that a donee or pledgee intends to sell more than 500 shares of common stock a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling shareholder and/or the purchasers. Each selling shareholder has represented and warranted to us that it acquired the securities subject to this prospectus in the ordinary course of such selling shareholder's business and, at the time of its purchase of such securities such selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities. We have advised each selling shareholder that it may not use shares registered on the registration statement of which this prospectus forms a part to cover short sales of common stock made prior to the date on which the registration statement shall have been declared effective by the Commission. If a selling shareholder uses this prospectus for any sale of common shares, it will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling shareholders in connection with resales of their respective common shares under the registration statement of which this prospectus is a part.

We will pay all fees and expenses incident to the registration of the common shares.

REPUBLIC OF THE MARSHALL ISLANDS COMPANY CONSIDERATIONS

Our corporate affairs are governed by our amended and restated articles of incorporation and second amended and restated by-laws, and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Republic of The Marshall Islands and we can not predict whether Marshall Islands courts would reach the same conclusions as courts in the United States. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders' rights.

Marshall Islands	Delaware

Shareholder Meetings

Held at a time and place as designated in the by-laws.	May be held at such time or place as designated in the certificate of incorporation or the by-laws, or if not so designated, as determined by the board of directors.

Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the by-laws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the by-laws.

May be held within or without the Marshall Islands.	May be held within or without Delaware.

Notice:	Notice:

Whenever shareholders are required to take any action at a meeting, written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting.

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting.	Written notice shall be given not less than 10 nor more than 60 days before the meeting.

Shareholders' Voting Rights

Any action required to be taken by a meeting of shareholders may be taken without meeting if consent is in writing and is signed by all the shareholders entitled to vote.
Any action required to be taken at a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.

Unless otherwise provided in the articles of incorporation, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting.

For stock corporations, the certificate of incorporation or by-laws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

Marshall Islands	Delaware

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.

Any two or more domestic corporations may merge into a single corporation if approved by the board and if authorized by a majority vote of the holders of outstanding shares at a shareholder meeting.
Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by shareholders of each constituent corporation at an annual or special meeting.

Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation's usual or regular course of business, once approved by the board, shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a shareholder meeting.

Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote.

Any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any corporation.

Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of shareholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called shareholder meeting.

Any mortgage, pledge of or creation of a security interest in all or any part of the corporate property may be authorized without the vote or consent of the shareholders, unless otherwise provided for in the articles of incorporation.

Any mortgage or pledge of a corporation's property and assets may be authorized without the vote or consent of shareholders, except to the extent that the certificate of incorporation otherwise provides.

Directors

The board of directors must consist of at least one member.	The board of directors must consist of at least one member.

The number of board members may be changed by an amendment to the by-laws, by the shareholders, or by action of the board under the specific provisions of a bylaw.
The number of board members shall be fixed by, or in a manner provided by, the by-laws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by an amendment to the certificate of incorporation.

If the board is authorized to change the number of directors, it can only do so by a majority of the entire board and so long as no decrease in the number shall shorten the term of any incumbent director.
If the number of directors is fixed by the certificate of incorporation, a change in the number shall be made only by an amendment of the certificate.

Removal:	Removal:

Any or all of the directors may be removed for cause by vote of the shareholders.	Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.

Marshall Islands	Delaware

If the articles of incorporation or the by-laws so provide, any or all of the directors may be removed without cause by vote of the shareholders.	In the case of a classified board, shareholders may effect removal of any or all directors only for cause.

Dissenters' Rights of Appraisal

Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares.

Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed stock is the offered consideration.

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

Alters or abolishes any preferential right of any outstanding shares having preference; or

Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or

Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Shareholder's Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.

In any derivative suit instituted by a shareholder of a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder's stock thereafter devolved upon such shareholder by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort.
Other requirements regarding derivative suits have been created by judicial decision, including that a shareholder may not bring a derivative suit unless he or she first demands that the corporation sue on its own behalf and that demand is refused (unless it is shown that such demand would have been futile).

Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic of The Marshall Islands.

Reasonable expenses including attorney's fees may be awarded if the action is successful.

A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of less than $50,000.

TAXATION

The following is a summary of the material U.S. federal and Marshall Islands income tax consequences of the ownership and disposition of our common stock as well as the material U.S. federal and Marshall Islands income tax consequences applicable to us and our operations. The discussion below of the U.S. federal income tax consequences to "U.S. Holders" will apply to a beneficial owner of our common stock that is treated for U.S. federal income tax purposes as:

•	an individual citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia; or

•
an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or a trust if (i) a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are not described as a U.S. Holder and are not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, you will be considered a "Non-U.S. Holder." The U.S. federal income tax consequences applicable to Non-U.S. Holders is described below under the heading "Non-U.S. Holders."

This summary is based on the Code, its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder's individual circumstances.  In particular, this discussion considers only holders that purchase common stock in connection with this offering and will own and hold our common stock as capital assets within the meaning of Section 1221 of the Code and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or "financial services entities";

•	broker-dealers;

•	taxpayers who have elected mark-to-market accounting;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	certain expatriates or former long-term residents of the United States;

•	persons that actually or constructively own 10% or more of our voting shares;

•	persons that hold our warrants;

•	persons that hold our common stock or warrants as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or

•	persons whose functional currency is not the U.S. dollar.

This summary does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our common stock through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership.

 We have not sought, nor will we seek, a ruling from the Internal Revenue Service, or the IRS, as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court.

Because of the complexity of the tax laws and because the tax consequences to any particular holder of our common stock may be affected by matters not discussed herein, each such holder is urged to consult with its tax advisor with respect to the specific tax consequences of the ownership and disposition of our common stock, including the applicability and effect of state, local and non-U.S. tax laws, as well as U.S. federal tax laws.

United States Federal Income Tax Consequences

Taxation of Operating Income: In General

 Unless exempt from United States federal income taxation under the rules discussed below, a foreign corporation is subject to United States federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a shipping pool, partnership, strategic alliance, joint operating agreement, code sharing arrangements or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as "shipping income," to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States, exclusive of certain U.S. territories and possessions, constitutes income from sources within the United States, which we refer to as "U.S.-Source Gross Transportation Income" or "USSGTI."

Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We are prohibited by law from engaging in transportation that produces income considered to be 100% from sources within the United States.

Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.

In the absence of exemption from tax under Section 883, our USSGTI would be subject to a 4% tax imposed without allowance for deductions as described below.

Exemption of Operating Income from United States Federal Income Taxation

Under Section 883 of the Code and the regulations thereunder, we will be exempt from United States federal income taxation on our U.S.-source shipping income if:

•	we are organized in a foreign country (our "country of organization") that grants an "equivalent exemption" to corporations organized in the United States; and

either

•
more than 50% of the value of our stock is owned, directly or indirectly, by "qualified shareholders," that are persons (i) who are "residents" of our country of organization or of another foreign country that grants an "equivalent exemption" to corporations organized in the United States, and (ii) who comply with certain documentation requirements, which we refer to as the "50% Ownership Test;" or

•
our stock is primarily and regularly traded on one or more established securities markets in our country of organization, in another country that grants an "equivalent exemption" to United States corporations, or in the United States, which we refer to as the "Publicly-Traded Test."

The jurisdictions where we and our ship-owning subsidiaries are incorporated grant "equivalent exemptions" to United States corporations. Therefore, we will be exempt from United States federal income taxation with respect to our U.S.-source shipping income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test.

Our ability to discuss the Publicly-Traded Test is discussed below.

The regulations provide, in pertinent part, that the stock of a foreign corporation will be considered to be "primarily traded" on an established securities market in a country if the number of shares of each class of stock that is traded during the taxable year on all established securities markets in that country exceeds the number of shares in each such class that is traded during that year on established securities markets in any other single country. Our common stock, our sole class of our issued and outstanding stock, is "primarily traded" on the Nasdaq Global Market, which is an established securities market for these purposes.

The regulations also require that our stock be "regularly traded" on an established securities market. Under the regulations, our stock will be considered to be "regularly traded" if one or more classes of our stock representing 50% or more of our outstanding shares, by total combined voting power of all classes of stock entitled to vote and by total combined value of all classes of stock, are listed on one or more established securities markets, which we refer to as the "listing threshold." Our common stock, our sole class of issued and outstanding stock, is listed on the Nasdaq Global Market, and accordingly, we will satisfy this listing requirement.

The regulations further require that with respect to each class of stock relied upon to meet the listing requirements: (i) such class of the stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. We believe we will satisfy the trading frequency and trading volume tests. Even if we do not satisfy both tests, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied by a class of stock if, as we expect to be the case with our common stock, such class of stock is traded on an established market in the United States and such class of stock is regularly quoted by dealers making a market in such stock.

Notwithstanding the foregoing, the regulations provide, in pertinent part, that a class of stock will not be considered to be "regularly traded" on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of such class of stock are owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own directly or indirectly 5% or more of the vote and value of such class of stock, who we refer to as "5% Shareholders." We refer to this restriction in the regulations as the "Closely-Held Rule." The Closely-Held Rule will not disqualify us, however, if we can establish that our qualified 5% Shareholders own sufficient shares in our closely-held block of stock to preclude the shares in the closely-held block that are owned by non-qualified 5% Shareholders from representing 50% or more of the value of such class of stock for more than half of the days during the tax year, which we refer to as the exception to the Closely-Held Rule.

For purposes of being able to determine our 5% Shareholders, the regulations permit us to rely on Schedule 13G and Schedule 13D filings with the Securities and Exchange Commission. The regulations further provide that an investment company that is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Shareholder for such purposes.

Both before and after this offering, we do not believe that we are subject to the Closely-Held Rule and therefore satisfy the Publicly-Traded Test.    However, there are factual circumstances beyond our control that could cause us to lose the benefit of the Section 883 exemption. For example, there is a risk that we could no longer qualify for exemption under Code section 883 for a particular taxable year if shareholders with a five percent or greater interest in the common shares were to own 50% or more of our outstanding common shares on more than half the days of the taxable year.

Under the regulations, if we do not satisfy the Publicly-Traded Test and therefore are subject to the 5 Percent Override Rule, we would have to satisfy certain substantiation requirements regarding the identity of our shareholders in order to qualify for the Code Section 883 exemption. These requirements are onerous and there is no assurance that we would be able to satisfy them.

Taxation in Absence of Exemption

To the extent the benefits of Section 883 are unavailable, our USSGTI, to the extent not considered to be "effectively connected" with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions, otherwise referred to as the "4% Tax." Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on our shipping income would never exceed 2% under the 4% gross basis tax regime.

To the extent the benefits of the Section 883 exemption are unavailable and our USSGTI is considered to be "effectively connected" with the conduct of a U.S. trade or business, as described below, any such "effectively connected" U.S.-source shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at rates of up to 35%. In addition, we may be subject to the 30% "branch profits" taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our U.S. trade or business.

Our U.S.-source shipping income would be considered "effectively connected" with the conduct of a U.S. trade or business only if:

•	we have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and

•
substantially all of our U.S.-source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not intend to have, or permit circumstances that would result in having, any vessel operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S.-source shipping income will be "effectively connected" with the conduct of a U.S. trade or business.

United States Taxation of Gain on Sale of Vessels

Regardless of whether we qualify for exemption under Section 883, we will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.

United States Tax Taxation Related to the BET

As further described in "Item 4. Information on the Company – A. History and Development of the Company" of in our Annual Report on Form 20-F, on August 12, 2009, we closed on the acquisition of a 50% controlling interest in BET from Constellation, and on October 22, 2010, we purchased the remaining 50% non-controlling interest in BET from Mineral Transport. Concurrently with our August 12, 2009 acquisition of a 50% interest in BET, BET and its ship-owning subsidiaries requested and received the IRS' permission to make a check-the-box election after the fact as if the check-the-box election was made at the formation of BET. Without this check-the-box election, the USSGTI of each ship-owning corporation in the BET fleet would have been subject to the 4% Tax on its USSGTI for the 2008 and 2009 tax years since the ship-owning corporations would not otherwise qualify for Section 883 relief under the Section 883 regulations. Our ability to obtain a Section 883 exemption for our 50%, and subsequently 100%, interests in the USSGTI generated by operation of the BET fleet depends on our ability to qualify for the benefits of the Section 883 exemption for each of the relevant tax years as further above in this section.

United States Federal Income Taxation of U.S. Holders

Taxation of Distributions Paid on Common Stock

Subject to the passive foreign investment company, or PFIC, rules discussed below, any distributions made by us with respect to common shares to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or "qualified dividend income" as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. Holder's tax basis in his common shares on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us.

Dividends paid on common shares to a U.S. Holder which is an individual, trust, or estate (a "U.S. Non-Corporate Holder") will generally be treated as "qualified dividend income" that is taxable to such shareholders at preferential U.S. federal income tax rates (currently through 2012) provided that (1) the common shares are readily tradable on an established securities market in the United States (such as the Nasdaq Global Market on which the common shares are listed); (2) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be); and (3) the U.S. Non-Corporate Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares become ex-dividend.

Legislation has been previously introduced in the U.S. Congress which, if enacted in its present form, would preclude the dividends paid by is from qualifying for such preferential rates prospectively from the date of the enactment. Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Holder.  Further, in the absence of legislation extending the term of the preferential tax rates for qualified dividend income, all dividends received by a taxpayer in tax years beginning on January 1, 2013 or later will be taxed at ordinary graduated tax rates.

Special rules may apply to any ''extraordinary dividend''—generally, a dividend in an amount which is equal to or in excess of 10% of a shareholder's adjusted basis in a common share—paid by us. If we pay an ''extraordinary dividend'' on its common stock that is treated as ''qualified dividend income,'' then any loss derived by a U.S. Non-Corporate Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend.

Sale, Exchange or other Disposition of Common Shares

Assuming we do not constitute a PFIC for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder's tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period in the common shares is greater than one year at the time of the sale, exchange or other disposition. A U.S. Holder's ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Rules

Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our common shares, either:

•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

•	at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether we are a PFIC, we will be treated as earning and owning its proportionate share of the income and assets, respectively, of any of its subsidiary corporations in which it owns at least 25% of the value of the subsidiary's stock (including, for example, BET). Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute "passive income" unless we are treated under specific rules as deriving its rental income in the active conduct of a trade or business.

Based on our current operations and future projections, we do not believe that we are, nor do we expect to become, a PFIC with respect to any taxable year. Although there is no legal authority directly on point, our belief is based principally on the position that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, we believe that such income does not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, do not constitute passive assets for purposes of determining whether we are a PFIC.  We believe there is substantial legal authority supporting its position consisting of case law and Internal Revenue Service pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes.  It should be noted that in the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the Internal Revenue Service or a court could disagree with this position. In addition, although we intend to conduct its affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, there can be no assurance that the nature of our operations will not change in the future.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a "Qualified Electing Fund," which election is referred to as a "QEF election." As an alternative to making a QEF election, a U.S. Holder should be able to make a "mark-to-market" election with respect to the common shares, as discussed below.  In addition, if we were to be treated as a PFIC for any taxable year after 2010, a U.S. Holder would be required to file an annual report with the IRS for that year with respect to such holder's common stock.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election, which U.S. Holder is referred to as an "Electing Holder," the Electing Holder must report each year for U.S. federal income tax purposes his pro rata share of the our ordinary earnings and its net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder's adjusted tax basis in the common shares will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common shares and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of the common shares.

Taxation of U.S. Holders Making a "Mark-to-Market" Election

Alternatively, if we were to be treated as a PFIC for any taxable year and, as anticipated, our common shares is treated as "marketable stock," a U.S. Holder would be allowed to make a "mark-to-market" election with respect to our common shares. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common shares at the end of the taxable year over such holder's adjusted tax basis in the common shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder's adjusted tax basis in the common shares over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder's tax basis in his common shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of the common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

Finally, if we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a "mark-to-market" election for that year, whom we refer to as a "Non-Electing Holder," would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the common stock), and (2) any gain realized on the sale, exchange or other disposition of our common stock. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holders' aggregate holding period for the common stock;

•	the amount allocated to the current taxable year and any taxable year before we became a passive foreign investment company would be taxed as ordinary income; and

•
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our common stock. If a Non-Electing Holder who is an individual dies while owning our common stock, such holder's successor generally would not receive a step-up in tax basis with respect to such stock.

United States Federal Income Taxation of Non-U.S. Holders

Dividends paid to a Non-U.S. Holder with respect to our common stock generally should not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

In addition, a Non-U.S. Holder generally should not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of our common stock unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case such gain from United States sources may be subject to tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally should be subject to tax in the same manner as for a U.S. Holder and, if the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our common stock within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of our common stock to or through a U.S. office of a broker by a non-corporate U.S. Holder. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 28%, generally should apply to distributions paid on our common stock to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of our common stock by a non-corporate U.S. Holder, who:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that backup withholding is required; or

•	in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding generally should be allowed as a credit against a U.S. Holder's or a Non-U.S. Holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.

Pursuant to recently enacted legislation, individuals who are U.S. Holders (and to the extent specified in applicable Treasury regulations, certain individuals who are Non-U.S. Holders and certain U.S. entities) who hold "specified foreign financial assets" (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury regulations).  Specified foreign financial assets would include, among other assets, the common shares, unless the shares held through an account maintained with a U.S. financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury regulations, an individual Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed.  U.S. Holders (including U.S. entities) and Non-U.S. Holders are encouraged consult their own tax advisors regarding their reporting obligations under this legislation.

Marshall Islands Tax Consequences

Seanergy is incorporated in the Marshall Islands. Under current Marshall Islands law, Seanergy is not subject to tax on income or capital gains, no Marshall Islands withholding tax will be imposed upon payment of dividends by Seanergy to its shareholders, and holders of common stock of Seanergy that are not residents of or domiciled or carrying on any commercial activity in the Marshall Islands will not be subject to Marshall Islands tax on the sale or other disposition of such common stock.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses that we expect to incur in connection with this distribution.  With the exception of the Commission registration fee, all amounts are estimates.

Commission registration fee		$2,000
Blue sky fees and expenses	$		*
Printing expenses	$		*
Legal fees and expenses	$		*
Accounting fees and expenses	$		*
Transfer Agent fees	$		*
Miscellaneous	$		*
Total	$		*

*           To be provided by amendment or as an exhibit to Report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the securities offered by this prospectus and certain other legal matters relating to United States law are being passed upon for us by Seward & Kissel LLP, New York, New York.

EXPERTS

The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers S.A, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of MCS as of December 31, 2009, 2008 and 2007 and for each of the years ended December 31, 2009 and 2008 and for the period from April 30, 2007 (Date of Incorporation) to December 31, 2007 included in this Registration Statement have been so included in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form F-1 under the Securities Act with respect to the common shares offered hereby. For the purposes of this section, the term registration statement on Form F-1 means the original registration statement on Form F-1 and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information set forth in the registration statement on Form F-1 we filed. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement on Form F-1 is qualified by reference to that exhibit for a complete statement of its provisions. The registration statement on Form F-1, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at its principal office in Washington, D.C. 20549. The Securities and Exchange Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. GAAP. As a "foreign private issuer," we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of any stock exchange on which our common shares may be listed in the future, those proxy statements will not conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act. In addition, as a "foreign private issuer," our officers and directors are exempt from the rules under the Securities Exchange Act relating to short swing profit reporting and liability.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC  allows us to "incorporate by reference" into this prospectus the information we file with, and furnish to it, which means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and certain information that we file or furnish with SEC after the date of this prospectus may update and supersede the information in this prospectus, as indicated in that filing. We hereby incorporate by reference the documents listed below:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2011, filed with the SEC on March 19, 2012, as amended.

This prospectus may contain information that updates or modifies information in one or more of the documents incorporated by reference in this prospectus.

You may request a paper copy of our SEC filings, at no cost, by writing to or telephoning us at the following address:

Seanergy Maritime Holdings Corp.
Attn: Theodora Mitropetrou
1 – 3 Patriarchou Grigoriou
16674 Glyfada
Athens, Greece
Telephone:   +30 213 0181507

INDEX TO FINANCIAL STATEMENTS OF MARITIME CAPITAL SHIPPING LIMITED

Page

Consolidated Financial Statements of Maritime Capital Shipping Limited
Report of Independent Auditors	F-2
Consolidated Balance Sheets at 31 December 2009, 2008 and 2007	F-3
Consolidated income statements for the years ended 31 December 2009 and 2008 and for the period from 30 April 2007 (date of incorporation) to 31 December 2007	F-5
Consolidated statements of comprehensive income for the years ended 31 December 2009 and 2008 and for the period from 30 April 2007 (date of incorporation) to 31 December 2007	F-5
Consolidated statements of changes in shareholder's equity for the years ended 31 December 2009 and 2008 and for the period from 30 April 2007 (date of incorporation) to 31 December 2007	F-7
Consolidated statements of cash flows for the years ended 31 December 2009 and 2008 and for the period from 30 April 2007 (date of incorporation) to 31 December 2007	F-8
Notes to the Consolidated Financial Statements	F-9

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

Report of Independent Auditors

To the Board of Directors and Shareholders

In our opinion, the accompanying consolidated balance sheets and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in shareholders' equity and the consolidated statements of cash flows present fairly, in all material respects, the financial position of Maritime Capital Shipping Limited and its subsidiaries as at 31 December 2009, 2008 and 2007, and the results of their operations and their cash flows for the years ended 31 December 2009 and 2008 and for the period from 30 April 2007 (date of incorporation) to 31 December 2007 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.  We conducted our audits of these consolidated financial statements in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers

Hong Kong,
July 20, 2010

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

CONSOLIDATED BALANCE SHEETS
AS AT 31 DECEMBER 2009, 2008 AND 2007
(IN THOUSANDS OF US DOLLARS)

	Note	2009	2008	2007

ASSETS

Non-current assets
Vessels, dry dock and other fixed assets	5	308,890	595,641	271,679
Goodwill	6	-	167	167
Deposits paid for acquisition of vessels		-	-	20,188
Derivative financial assets	13	-	-	11

		308,890	595,808	292,045

Current assets
Inventories		658	955	191
Other assets	8	2,129	5,414	868
Derivative financial assets	13	-	-	494
Restricted bank deposits	9	6,101	6,627	-
Cash and cash equivalents	9	18,784	28,380	25,505

		27,672	41,376	27,058

Total assets		336,562	637,184	319,103

LIABILITIES

Non-current liabilities
Long term borrowings	12	-	320,319	165,539
Derivative financial liabilities	13	-	9,867	1,405

		-	330,186	166,944

Current liabilities
Other liabilities	14	7,670	11,336	10,315
Current income tax liabilities	17	1,010	651	-
Current portion of long term borrowings	12	319,382	53,855	22,456
Derivative financial liabilities	13	10,190	6,527	841

		338,252	72,369	33,612

Total liabilities		338,252	402,555	200,556

The accompanying notes are an integral part of these consolidated financial statements.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

CONSOLIDATED BALANCE SHEETS (CONTINUED)
AS AT 31 DECEMBER 2009, 2008 AND 2007
(IN THOUSANDS OF US DOLLARS)

	Note	2009	2008	2007

EQUITY

Share capital	10	198	198	117
Share premium	10	201,678	201,678	114,168
(Accumulated deficit)/retained earnings	11	(195,342)	47,181	5,813
Reserves	11	(8,224)	(14,428)	(1,551)

Total shareholders' (deficit)/equity		(1,690)	234,629	118,547

TOTAL EQUITY AND LIABILITIES		336,562	637,184	319,103

The accompanying notes are an integral part of these consolidated financial statements.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

CONSOLIDATED INCOME STATEMENTS
FOR THE YEARS ENDED 31 DECEMBER 2009 AND 2008 AND FOR THE PERIOD
FROM 30 APRIL 2007 (DATE OF INCORPORATION) TO 31 DECEMBER 2007
(IN THOUSANDS OF US DOLLARS)

	Note	2009	2008	2007

Revenue from vessels		87,427	133,423	9,214

Cost of services
- vessel operating costs	15	(18,357)	(12,661)	(310)
- depreciation	5,15	(32,358)	(26,408)	(1,260)

General and other administrative expenses	15	(2,622)	(9,238)	(1,356)

Impairment of assets	5,6,15	(258,977)	(4,670)	-

Operating (loss)/profit		(224,887)	80,446	6,288

Finance income	16	53	1,088	723

Finance costs	16	(17,330)	(17,647)	(1,182)

(Loss)/profit before income tax		(242,164)	63,887	5,829

Income tax expense	17	(359)	(702)	(16)

Net (loss)/profit for the year/period		(242,523)	63,185	5,813

Dividend	18	-	21,817	-

The accompanying notes are an integral part of these consolidated financial statements.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED 31 DECEMBER 2009 AND 2008 AND FOR THE PERIOD
FROM 30 APRIL 2007 (DATE OF INCORPORATION) TO 31 DECEMBER 2007
(IN THOUSANDS OF US DOLLARS)

	2009	2008	2007

Net (loss)/profit for the year/period	(242,523)	63,185	5,813

Other comprehensive income/ (loss)
Cash flow hedges
- fair value gains/(losses), net of tax	6,204	(14,653)	(1,741)

Other comprehensive income/ (loss) for the year/period, net of tax	6,204	(14,653)	(1,741)

Total comprehensive (loss)/income for the year/period	(236,319)	48,532	4,072

The accompanying notes are an integral part of these consolidated financial statements.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
FOR THE YEARS ENDED 31 DECEMBER 2009 AND 2008 AND FOR THE PERIOD
FROM 30 APRIL 2007 (DATE OF INCORPORATION) TO 31 DECEMBER 2007
(IN THOUSANDS OF US DOLLARS)

	Share capital	Share premium	Reserves	Retained earnings/ (accumulated deficit)

Balance as at 30 April 2007	-	-	-	-

Profit for the period	-	-	-	5,813

Other comprehensive loss
Cash flow hedges	-	-	(1,741)	-

Transactions with owners
Issuance of ordinary shares (Note 10)	117	117,211	-	-
Share issue costs (Note 10)	-	(3,043)	-	-
Employee expense for share options	-	-	190	-

Total transactions with owners	117	114,168	190	-

Balance as at 31 December 2007	117	114,168	(1,551)	5,813

Profit for the year	-	-	-	63,185

Other comprehensive loss
Cash flow hedges	-	-	(14,653)	-

Transactions with owners
Issuance of ordinary shares (note 10)	81	87,510	-	-
Dividend (note 18)	-	-	-	(21,817)
Employee expense for share options	-	-	1,776	-

Total transactions with owners	81	87,510	1,776	(21,817)

Balance as at 31 December 2008	198	201,678	(14,428)	47,181

Loss for the year	-	-		(242,523)

Other comprehensive income
Cash flow hedges	-	-	6,204	-

Balance as at 31 December 2009	198	201,678	(8,224)	(195,342)

The accompanying notes are an integral part of these consolidated financial statements.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED 31 DECEMBER 2009 AND 2008 AND FOR THE PERIOD
FROM 30 APRIL 2007 (DATE OF INCORPORATION) TO 31 DECEMBER 2007
(IN THOUSANDS OF US DOLLARS)

	Note	2009	2008	2007

Cash flows from operating activities
Net (loss)/profit		(242,523)	63,185	5,813
Depreciation		32,456	26,457	1,262
Impairment of vessels and goodwill and written off vessel deposit		256,955	4,670	-
Employee expense for share options		-	1,776	190
Interest income from bank deposits		(53)	(1,088)	(723)
Interest expense on bank borrowings		16,797	17,043	1,154
Amortisation of transaction costs		489	361	28

Cash flow from operating activities before working capital changes		64,121	112,404	7,724

Decrease/(increase) in inventories		297	(764)	(191)
Decrease/(increase) in other current assets		3,026	(4,978)	(141)
(Decrease)/increase in other current liabilities		(2,926)	3,556	1,994
Increase in current income tax liabilities		332	637	16

Net cash from operating activities		64,850	110,855	9,402

Cash flows from investing activities
Purchase of property, plant and equipment		(2,531)	(333,569)	(271,129)
Deposits paid for acquisition of vessels		-	-	(20,188)
Interest received		313	1,520	502

Net cash used in investing activities		(2,218)	(332,049)	(290,815)

Cash flows from financing activities	20
Drawdown of long-term bank loans		-	237,131	187,967
Repayment of long-term bank loans		(55,281)	(51,313)	-
Interest paid		(17,473)	(16,230)	-
Decrease/(increase) in restricted deposit for loan repayment		526	(6,627)	-
Proceeds from issuance of ordinary shares		-	82,925	117,328
Share issue costs		-	-	(3,043)
Payment in advance for ordinary shares		-	-	4,666
Dividend paid		-	(21,817)	-

Net cash (used in)/from financing activities		(72,228)	224,069	306,918

Change in cash and cash equivalents		(9,596)	2,875	25,505
Cash and cash equivalents at beginning of year/period		28,380	25,505	-

Cash and cash equivalents at end of year/period		18,784	28,380	25,505

The accompanying notes are an integral part of these consolidated financial statements.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

1	General information

Maritime Capital Shipping Limited (the "Company") is a limited liability company incorporated in Bermuda on 30 April 2007.  The principal activities of the Company and its subsidiaries (together the "Group") are the provision of worldwide ocean transportation for the dry bulk sector through the ownership of a fleet of 17 handy-size bulk carrier vessels.  The address of the Company's registered office is Canon's Court, 22 Victoria Street, Hamilton HM 12, Bermuda.

These consolidated financial statements are presented in thousands of United States dollars, unless otherwise stated.  The consolidated financial statements have been authorised for issue by the board of directors on 20 July 2010.

2	Summary of significant accounting policies

The significant accounting policies applied in the preparation of the consolidated financial statements are set out below.  These accounting policies have been consistently applied to the periods presented unless otherwise stated.

 2.1          Basis of preparation

During 2009, the general shipping market environment has impacted the fair market value of the Company's principal assets (vessels). As a result of the drop in the market value of vessels in the wider market, the Group received correspondence from its loan providers (the "Lenders") that the Group was in breach of its obligations in relation to loan covenants based on the ratio of outstanding loan principal to the fair value of the vessels. The implications of the breach under the terms of the loan agreements are that the Group would be obligated to make up any shortfall in the loan principal to fair value ratio through additional payments to the Lenders or additional pledge of assets, failing which the Lenders would have the right to call the outstanding borrowings on demand unless the Group obtains waivers of the breaches of covenants.  As a consequence of the Group not having obtained such a waiver as at 31 December 2009, the borrowings have all been included in current liabilities.

As at 31 December 2009 management was in progress of discussing and negotiating with the Lenders on a restructuring of certain of the loans including waivers of the breach of loan covenants described above. During 2010, agreements were reached with the Lenders as detailed in note 24, which included waivers of the covenants.

As at 31 December 2009, the Group had net current liabilities of $310,580. The management of the Company have reviewed the Group's cash flow projections and also considered the following transactions that occurred in 2010:
• the equity issuance of $31,000;
• debt settlement agreements with certain Lenders totaling $140,300; and
• debt restructuring with certain Lenders of $71,781, as further detailed in note 24.

Following their review, management believes that the Group will have sufficient financial resources to finance its operations and continue as a going concern for at least twelve months from the 31 December 2009.  Consequently, the consolidated financial statements have been prepared on a going concern basis.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

2	Summary of significant accounting policies (Continued)

 2.1         Basis of preparation (Continued)

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards, as issued by the IASB ("IFRS").  The consolidated financial statements have been prepared under the historical cost convention except that, as disclosed in the accounting policies below, derivative financial instruments are stated at fair value.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates.  It also requires management to exercise its judgment in the process of applying the Group's accounting policies.  The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements, are disclosed in note 4.

In 2009, the Group has adopted the following new and amended standards, which are effective for accounting periods commencing on or after 1 January 2009 and relevant to its operation.

IAS 1 (Revised) and Amendment	"Presentation of Financial Statements"
IAS 23 (Revised) and Amendment	"Borrowing Costs"
IFRS 1 and IAS 27 Amendments	"Cost of an Investment in a Subsidiary, Jointly Controlled Entity or Associate"
IAS 39 Amendment	"Financial Instruments: Recognition and Measurement"
IFRS 2 Amendment	"Share-based Payment - Vesting Conditions and Cancellations"
IFRS 7 Amendment	Financial instruments - disclosure

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

2	Summary of significant accounting policies (Continued)

 2.1          Basis of preparation (Continued)

Except for certain changes in presentation and disclosures of financial information as described below, the adoption of the above new and amended standards in the current year did not have any significant effect on the consolidated financial statements or result in any significant changes in the Group's significant accounting policies or presentation of the financial information.

IAS 1 (Revised), "Presentation of financial statements". The Group has elected to present two statements: a consolidated income statement and a consolidated statement of comprehensive income. The consolidated financial statements have been prepared under the revised disclosure requirements.

IFRS7 "Financial Instruments – Disclosures" (amendment) – effective 1 January 2009.  The amendment requires enhanced disclosures about fair value measurement and liquidity risk.  In particular, the amendment requires disclosure of fair value measurements by level of a fair value measurement hierarchy.  As the change in accounting policy only results in additional disclosures, there is no impact on earnings.

The following standards and amendments to existing standards have been published and are mandatory for the Group's accounting periods beginning on or after 1 January 2010 or later periods, and the Group has not elected to adopt them early:

Effective for accounting periods beginning on or after

IAS 1 Amendment	"Presentation of Financial Statements"	1 January 2010
IAS 7 Amendment	"Statement of Cash Flows"	1 January 2010
IAS 27 (Revised)	"Consolidated and Separate Financial Statements"	1 July 2009
IAS 38 Amendment	"Intangible Assets"	1 July 2009
IAS 39 Amendment	"Eligible Hedge Items"	1 July 2009
IAS 39 Amendment	"Financial Instruments: Recognition and Measurement"	1 January 2010
IFRS 2 Amendment	"Share-based Payment"	1 July 2009
IFRS 2 Amendment	"Group Cash-settled Share-based Payment Transactions"	1 January 2010
IFRS 3 (Revised)	"Business Combination"	1 July 2009
IFRS 9	"Financial Instruments"	1 January 2013

The Group will apply the above standards and interpretations from 1 January 2010 for the amendments to IAS 1, IAS 7, IAS 38, IAS 39, IFRS 2 and revised IAS 27 and IFRS 3 and from 1 January 2013 for IFRS 9. The Group has already commenced an assessment of the related impact to the Group.  The above standards are not expected to have a significant impact on the Group's financial statements.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

2	Summary of significant accounting policies (Continued)

2.1          Basis of preparation (Continued)

(i)
IAS 1 Amendment provides clarification that the potential settlement of a liability by the issue of equity is not relevant to its classification as current or non-current. By amending the definition of current liability, the amendment permits a liability to be classified as non-current (provided that the entity has an unconditional right to defer settlement by transfer of cash or other assets for at least 12 months after the accounting period) notwithstanding the fact that the entity could be required by the counterparty to settle in shares at any time.

(ii)	IAS 7 Amendment requires that only expenditures that result in a recognised asset in the statement of financial position can be classified as investing activities.

(iii)
IAS 27 (Revised) requires the effects of all transactions with non-controlling interests to be recorded in equity if there is no change in control and these transactions will no longer result in goodwill or gains and losses. The standard also specifies the accounting when control is lost. Any remaining interest in the entity is re-measured to fair value, and a gain or loss is recognised in profit or loss.

(iv)
IAS 38 Amendment clarifies guidance in measuring the fair value of an intangible asset acquired in a business combination and it permits the grouping of intangible assets as a single asset if each asset has similar useful economic lives.

(v)
IAS 39 Amendment prohibits designating inflation as a hedgeable component of a fixed rate debt. Inflation is not separately identifiable and reliably measurable as a risk or a portion of a financial instrument, unless it is a contractually specified portion of the cash flows of a recognised inflation-linked bond whose other cash flows are unaffected by the inflation portion. It also prohibits including time value in a one-sided hedged risk when designating options as hedges. An entity may only designate the change in the intrinsic value of an option as the hedging instrument of a one-sided risk arising from a forecast transaction in a hedging relationship. A one-sided risk is that changes in cash flows or fair value of a hedged item are above or below a specified price or other variable.

(vi)
IAS 39 Amendment introduces the scope exemption in paragraph 2(g) of IAS 39 to clarify that: (a) it only applies to binding (forward) contracts between an acquirer and a vendor in a business combination to buy an acquiree at a future date; (b) the term of the forward contract should not exceed a reasonable period normally necessary to obtain any required approvals and to complete the transaction; and (c) the exemption should not be applied to option contracts (whether or not currently exercisable) that on exercise will result in control of an entity, nor by analogy to investments in associates and similar transactions.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

2	Summary of significant accounting policies (Continued)

2.1          Basis of preparation (Continued)

IAS 39 Amendment clarifies when to recognise gains or losses on hedging instruments as a reclassification adjustment in a cash flow hedge of a forecast transaction that results subsequently in the recognition of a financial instrument. The amendment clarifies that gains or losses should be reclassified from equity to profit or loss in the period in which the hedged forecast cash flow affects profit or loss.

IAS 39 Amendment clarifies that pre-payment options, the exercise price of which compensates the lender for loss of interest by reducing the economic loss from reinvestment risk should be considered closely related to the host debt contract.

(vii)
IFRS 2 Amendment confirms that, in addition to business combinations as defined by IFRS 3 (revised) 'Business combinations', contributions of a business on formation of a joint venture and common control transactions are excluded from the scope of IFRS 2, 'Share-based Payment'.

(viii)
IFRS 2 Amendments, "Group Cash-settled Share-based Payment Transactions". In addition to incorporating IFRIC-Int 8, 'Scope of IFRS 2', and IFRIC-Int 11, 'IFRS 2 – group and treasury share transactions', the amendments expands on the guidance in IFRIC-Int 11 to address the classification of group arrangements that were not covered by the interpretation.

(ix)
IFRS 3 (Revised) continues to apply the acquisition method to non-common control business combinations but with some significant changes compared with IFRS 3. For example, all payments to purchase a business are recorded at fair value at the acquisition date, with contingent payments classified as debt subsequently re-measured through the income statement. There is a choice on an acquisition-by-acquisition basis to measure the non-controlling interest in the acquiree either at fair value or at the non-controlling interest's proportionate share of the acquiree's net assets. All acquisition-related costs are expensed.

(x)	IFRS 9 established the principles for financial reporting of financial assets.

(i)
Financial assets are required to be classified into two measurement categories: those to be measured subsequently at fair value, and those to be measured subsequently at amortised cost. The decision is to be made at initial recognition. The classification depends on the entity's business model for managing its financial instruments and the contractual cash flow characteristics of the instrument.

(ii)
An instrument is subsequently measured at amortised cost only if it is a debt instrument and both the objective of the entity's business model is to hold the asset to collect the contractual cash flows, and the asset's contractual cash flows represent only payments of principal and interest (that is, it has only "basic loan features"). All other debt instruments are to be measured at fair value through profit or loss.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

2	Summary of significant accounting policies (Continued)

2.1          Basis of preparation (Continued)

(iii)
All equity instruments are to be measured subsequently at fair value. Equity instruments that are held for trading will be measured at fair value through profit or loss. For all other equity investments, an irrevocable election can be made at initial recognition, to recognise unrealised and realised fair value gains and losses through other comprehensive income rather than profit or loss. There is to be no recycling of fair value gains and losses to profit or loss. This election may be made on an instrument by-instrument basis. Dividends are to be presented in profit or loss, as long as they represent a return on investment.

 2.2          Group accounting

The consolidated financial statements include the financial statements of the Company and all its subsidiaries made up to 31 December.

Subsidiaries are all entities over which the Group has the power to govern the financial and operating policies generally accompanying a shareholding of more than one half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group controls another entity.

Subsidiaries are fully consolidated from the date on which control is transferred to the Group. Subsidiaries are de-consolidated from the date that control ceases.

In the consolidated financial statements inter-company transactions, balances and unrealised gains and losses on transactions between group companies are eliminated.

 2.3          Segment reporting

The Group reports financial information and evaluates its operations by charter revenues and not, for example, by (a) the length of ship employment for its customers or (b) the size of vessel.  Management, including the chief operating decision maker, reviews operating results by vessel. The Group's vessels are all of a similar size, are all dry bulk carriers and when the Group charters a vessel to a charterer, the charterer is free to trade the vessel worldwide. As a result the Group only has one segment being the provision of worldwide ocean transportation for the dry bulk sector through handy-size vessels.  As management of the Group monitors its results by revenue and not by customer, the geographical location of the customer is not relevant for segment information.

 2.4          Foreign currency translation and functional currency presentation

Items included in the financial statements of each of the Group's entities are measured using the currency of the primary economic environment in which the entity operates (the "functional currency").  The functional currency of the Company and subsidiaries is primarily the United States dollar or for one subsidiary, is the Hong Kong dollar.  The consolidated financial statements are presented in United States dollars, which is the Group's presentation currency.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

2              Summary of significant accounting policies (Continued)

2.5           Vessels, dry docking and other fixed assets

(i)	Vessels

Vessels are stated at cost and subsequently carried at cost less accumulated depreciation and accumulated impairment losses.  Vessel cost consists of the contract purchase price and any material expenses incurred on acquisition.

Vessels are depreciated on a straight-line basis over their remaining anticipated useful lives based on an initial useful life of 25 years from first delivery, after taking into account their estimated residual values (note 4(i) and 4(iii)).

(ii)	Dry docking

From time to time the Group's vessels are required to be dry-docked for inspection and re-licensing at which time major repairs and maintenance that cannot be performed while the vessels are in operation are generally performed.  The Group defers costs associated with dry-docking as they are incurred by capitalising them together with the cost of the vessel.  The Group then depreciates these costs on a straight-line basis over the period until the next schedule dry-docking, which is generally between two and five years.  In the cases whereby the dry-docking takes place earlier than originally expected, the carrying amount of the previous dry-docking is written off.  In the event of a vessel sale, the respective carrying values of dry-docking costs are written off.

At the date of acquisition of a vessel, management estimates the component of the cost that corresponds to the economic benefit to be derived from capitalised dry-docking cost, until the first scheduled dry-docking of the vessel under the ownership of the Group, and this component is depreciated on a straight-line basis over the remaining period to the estimated dry-docking date.

(iii)           Other fixed assets

Other fixed assets, including furniture and equipment, computers, software and lease hold improvements are stated at cost less accumulated depreciation and impairment losses.

Other fixed assets are depreciated at rates sufficient to write off their costs less accumulated impairment losses over their estimated useful lives to their respective residual values estimated by the directors on a straight-line basis.  The estimated useful lives of these assets are summarised as follows:

Furniture and equipment:	5 years
Computers and software:	3 years
Leasehold improvements:	over the lower of the useful economic life and lease term

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

2	Summary of significant accounting policies (Continued)

 2.5          Vessels, dry docking and other fixed assets (Continued)

Historical cost includes expenditure that is directly attributable to the acquisition of the items.  Subsequent costs are included in the asset's carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably.  All other repairs and maintenance are expensed in the income statement during the period in which they are incurred.

The residual values of the property, plant and equipment and their useful lives are reviewed and adjusted, if appropriate, at each financial year end.  An asset's carrying amount is written down immediately to its estimated recoverable amount if the asset's carrying amount is greater than its estimated recoverable amount (note 2.8).

A vessel is written off upon disposal or when no future economic benefits are expected for its use. The gain or loss on disposal of property, plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant asset and is recognised in the income statement.

 2.6         Assets under leases - where the Group is the lessor

Leases where substantially all the risks and rewards of ownership of assets remain with the lessor are accounted for as operating leases.

When assets are leased out under operating leases, the assets are included in the balance sheet according to their nature and where applicable, are depreciated in accordance with the Group's depreciation policies, as set out in note 2.5 above.  Revenue arising from assets leased out under operating leases is recognised in accordance with the Group's revenue recognition policies, as set out in note 2.20 below.

 2.7          Goodwill

Goodwill represents the excess of purchase consideration over the fair value of the Group's share of the net identifiable assets of subsidiaries acquired at the date of acquisition.

Goodwill is tested for impairment annually or when an indication of impairment exists and carried at cost less accumulated impairment losses.  Impairment loss on goodwill is not reversed.  Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold. Goodwill is allocated to cash-generating units for the purpose of impairment testing.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

2              Summary of significant accounting policies (Continued)

 2.8         Impairment of non-financial assets

Assets that have an indefinite useful life are tested annually for impairment and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.  Assets that are subject to depreciation or amortisation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.  An impairment loss is recognised for the amount by which the asset's carrying amount exceeds its estimated recoverable amount.  The estimated recoverable amount is the higher of an asset's fair value less costs to sell and value in use.  For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units).  Assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at each reporting date.

 2.9          Financial assets

(i)             Classification

The Group classifies its financial assets as either loans or receivables.  The classification depends on the purpose for which the assets were acquired.  The board determines the classification of these assets at initial recognition.

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market.  They are included in current assets, except for those with maturities greater than 12 months after the balance sheet date, which are classified as non-current assets.  Loans and receivables are classified as other assets in the balance sheet (note 2.12).

(ii)	Recognition and measurement

Regular purchases and sales of financial assets are recognised on the trade-date - the date on which the Group commits to purchase or sell the asset.  Investments are initially recognised at fair value plus transaction costs for all financial assets not carried at fair value through profit or loss.  Financial assets are written off when the rights to receive cash flows from the investments have expired or have been transferred and the Group has transferred substantially all risks and rewards of ownership.  Loans and receivables are carried at amortised cost using the effective interest method.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

2	Summary of significant accounting policies (Continued)

2.10        Derivative financial instruments and hedging activities

Derivative financial instruments are initially recognised at fair value on the date a derivative contract is entered into and are subsequently re-measured at their fair value at each reporting date.  The method of recognising the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged.  The Group designates certain derivatives as cash flow hedges of a particular risk associated with a recognised asset or liability or a highly probable forecast transaction (cash flow hedge).

The Group documents at the inception of the transaction the relationship between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking various hedge transactions.  The Group also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

The fair values of various derivative instruments used for hedging purposes are disclosed in note 13.  Movements on the hedging reserve in shareholders' equity are shown in note 11.

The full fair value of a hedging derivative is classified as a non-current asset or liability if the remaining maturity of the hedged item is more than 12 months, and as a current asset or liability, if the remaining maturity of the hedged item is less than 12 months.

Cash flow hedge

The gain or loss relating to the effective portion of hedging instruments is recognised in other comprehensive income.  The gain or loss relating to the ineffective portion is recognised in the income statement.

When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognised when the forecast transaction is ultimately recognised in the income statement. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the income statement.

 2.11       Inventories

Inventories mainly represent lubricants and are stated at the lower of cost and net realisable value.  Costs are calculated on a weighted average basis.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

2              Summary of significant accounting policies (Continued)

 2.12       Other assets and deposits paid for acquisition of vessels

Other assets include trade and other receivables which are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, less provision for impairment. A provision for impairment of trade and other receivables is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of receivables.  Significant financial difficulties of the debtor, probability that the debtor will enter bankruptcy or financial reorganisation, and default or delinquency in payments are considered indicators that the receivable is impaired.  The amount of the provision is the difference between the asset's carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. The carrying amount of the assets is reduced through the use of an allowance account, and the amount of the loss is recognised in the consolidated income statement.  When a receivable is uncollectible, it is written off against the allowance account for receivables.  Subsequent recoveries of amounts previously written off are credited in the consolidated income statement.

The deposits for the purchase of vessels are placed in bank accounts jointly held by the Group and the sellers of those vessels.  The effective interest rate on such balances is prevailing market rate.

 2.13       Cash and cash equivalents

Cash and cash equivalents include cash in hand, deposits held at call with banks and short term bank deposits.

Cash and cash equivalents exclude deposits held as security for repayment of bank loans whose use is restricted to the repayment of the related banking facilities. These are classified as restricted bank deposits in the balance sheet.

2.14	Other liabilities

Other liabilities include trade and other payables and charterhire income received in advance.  Trade and other payables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

2	Summary of significant accounting policies (Continued)

2.15        Provisions

Provisions are recognised when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and a reliable estimate of the amount can be made.  Provisions are not recognised for future operating losses.

Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole.  A provision is recognised even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small.

Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation.  The increase in the provision due to passage of time is recognised as interest expense.

2.16        Borrowings

Borrowings are recognised initially at fair value, net of transaction costs incurred.  Borrowings are subsequently stated at amortised cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognised in the consolidated income statement over the period of the borrowings using the effective interest method.

Fees paid on the establishment of loan facilities are recognised as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down.  In this case, the fee is deferred until the draw-down occurs.  To the extent there is no evidence that it is probable that some or all of the facility will be drawn down, the fee is capitalised as a prepayment for liquidity services and amortised over the period of the facility to which it relates.

Borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after the balance sheet date.

2.17        Employee benefits

(i)	Retirement benefits costs

The Group contributes to defined contribution retirement schemes which are available to all employees in Hong Kong.  The assets of the schemes are held separately from those of the Group in independently administered funds.  The Group's contributions to these schemes are expensed as incurred.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

2	Summary of significant accounting policies (Continued)

2.17        Employee benefits (Continued)

(ii)	Employee leave entitlements

Employee entitlements to long service leave are recognised when they accrue to employees.  A provision is made for the estimated liability for long service leave as a result of services rendered by employees up to the balance sheet date.

Employee entitlements to sick leave and maternity leave are not recognised until the time of leave.

(iii)           Share-based compensation

The Group operates an equity settled share-based compensation plan pursuant to which options to subscribe for shares are granted to executive directors and senior management.  The fair value of the employee services received in exchange for the grant of the options is recognised as an expense over the vesting period of the options.  The total amount to be expensed over the vesting period is determined by reference to the fair value of the options granted, excluding the impact of any non-market vesting conditions (for example, shareholders return targets).  Non-market vesting conditions are included in assumptions about the number of options that are expected to become exercisable.  At each balance sheet date, the entity revises its estimates of the number of options that are expected to vest.  It recognises the impact of the revision of original estimates, if any, in the income statement with a corresponding adjustment to share option reserve.

The proceeds received net of any directly attributable transaction costs are credited to share capital (nominal value) and share premium when the options are exercised.

(iv)	Bonus entitlements

The expected cost of bonus payments is recognised as a liability when the Group has a present legal or constructive obligation as a result of services rendered by employees and a reliable estimate of the obligation can be made.

Liabilities for bonus are expected to be settled within twelve months and are measured at the amounts expected to be paid when they are settled.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

2	Summary of significant accounting policies (Continued)

2.18	Contingent liabilities and contingent assets

A contingent liability is a possible obligation that arises from past events and whose existence will only be confirmed by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Group.  It can also be a present obligation arising from past events that is not recognised because it is not probable that outflow of economic resources will be required or the amount of obligation cannot be measured reliably.

A contingent liability is not recognised but is disclosed in the notes to the consolidated financial statements.  When a change in the probability of an outflow occurs so that outflow is probable, it will then be recognised as a provision.

A contingent asset is a possible asset that arises from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain events not wholly within the control of the Group.

Contingent assets are not recognised but are disclosed in the notes to the consolidated financial statements when an inflow of economic benefits is probable.  When inflow is virtually certain, an asset is recognised.

2.19        Share capital

Ordinary shares are classified as equity.  Incremental costs directly attributable to the issue of new shares are shown in equity as a deduction from the proceeds.

 2.20       Revenue recognition

The Group recognises revenues and income on the following bases:

Revenue from charterhire

Revenue is recorded when a charter agreement exists and collection of related revenue is reasonably assured. Revenue from bareboat or time charters, which is operating lease in nature, is recognised as it is earned, on a straight-line basis over the period of each charter.

Charterhire income received in advance, included within other liabilities, represents cash received in advance for services not yet rendered.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

2	Summary of significant accounting policies (Continued)

 2.21       Vessel repairs and surveys

Vessel repairs and survey costs are charged as operating expenses as they are incurred.  Dry-docking costs of a vessel are capitalised and depreciated over the period to the next estimated dry-docking date (note 2.5(ii)).

 2.22       Borrowing costs

Borrowing costs that are directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use are capitalised as part of the cost of that asset.

All other borrowing costs are charged to the income statement in the year in which they are incurred.

 2.23       Dividend distribution

Dividend distribution to the Company's equity holders is recognised as a liability in the Group's financial statements in the period in which the dividends are approved by the Company's equity holders or directors, where appropriate.

2.24	Vessel operating costs

Vessel operating costs primarily consisting of crew expenses, commissions, insurance, surveys, spare parts, lubricants and materials are expensed as incurred.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

2	Summary of significant accounting policies (Continued)

2.25	Finance income and costs

Finance income comprises of interest income on funds invested. Interest income is recognised as it accrues, using the effective interest method.

Finance costs comprises of interest expense on borrowings, amortisation of costs associated with securing the borrowings and impairment losses on recognised financial assets.  All borrowing costs are recognised in the consolidated statement of income using the effective interest method.

3              Financial risk management

 (a)           Financial risk factors

The Group's activities expose it to a variety of financial risks: market risk (including charter rate risk and interest rate risk), credit risk and liquidity risk.  Management manages and monitors these exposures to ensure appropriate measures are implemented in a timely and effective manner.  The Group's overall risk management programme focuses on the unpredictability of shipping and financial markets and seeks to minimise potential adverse effects on the Group's financial performance.  The Group uses derivative financial instruments to hedge certain risk exposures.  Details of these derivative financial instruments are disclosed in respective notes.

Risk management is carried out under policies approved by the board of directors.  The directors identify, evaluate and hedge shipping and financial risks in close co-operation with management.  The board of directors provides written policies covering specific areas, such as charter rate risk, interest rate risk and use of derivative financial instruments.

(i)           Market risk

(1)           Charter rate risk

The charter rates of the Group's vessels are sensitive to economic fluctuations.  The revenues of the Group will increase/decrease if there is an increase/a decrease in the charter rates of the vessel charter-out transactions.

Certain vessels are chartered out at rates determined by reference to a daily index.  The Group periodically uses forward freight agreements ("FFA") to hedge some or all of the market risk associated with such charters.  The FFAs are transacted with banks, shipping companies and other third parties.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

3              Financial risk management (Continued)

 (a)           Financial risk factors (Continued)

(i)            Market risk (Continued)

(1)           Charter rate risk (Continued)

As at 31 December 2007, the Group had derivative financial assets and liabilities in respect of FFA's of approximately $488 and $293, respectively (note 13) which are all subject to market charter rate risk.

With all other variables held constant, if the average forward charter rate for vessels charterhire transactions was 10% higher/lower, the net derivative financial assets in respect of FFA's would decrease/increase by approximately $1,476 and accordingly, the Group's equity would be decreased/increased by approximately $1,476.

As at 31 December 2009 and 2008, the Group had no derivative financial assets and liabilities in respect of FFA's.

(2)           Interest rate risk

Other than bank balances and deposits (collectively the "Interest Bearing Assets"), the Group has no other significant interest bearing assets.

The Group's interest rate risk also arises from bank borrowings (collectively the "Interest Bearing Liabilities").  Interest Bearing Liabilities are primarily issued at variable rates which therefore expose the Group to cash flow interest rate risk.

The Board monitors capital market conditions and where appropriate, interest rate swap contracts with financial institutions are used to reduce exposure to floating rate borrowings.

As at 31 December 2009, the Group had net derivative financial liabilities in respect of interest rate swaps of approximately $10,190 (2008: $16,394, 2007 $17 (net asset), $1,953 (net liability)) (note 13) which are all subject to interest rate risk.

With all other variables held constant, if interest rates increase/decrease by 50 basis-point, the corresponding increase/decrease in net finance costs (representing interest income on the Interest Bearing Assets less interest expenses on Interest Bearing Liabilities not being hedged) would result in an increase/ a decrease in the Group's profit after tax for the year and equity by approximately $85 (2008: $107, 2007 $369).

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

3              Financial risk management (Continued)

 (a)           Financial risk factors (Continued)

(ii)           Credit risk

Credit risk mainly arises from derivative financial assets and deposits with financial institutions, as well as credit exposures to charter customers, including outstanding receivables and committed transactions.  For financial institutions, only independently rated parties with good ratings are accepted.  The charterhire customers are assessed and rated based on the credit quality of each customer, taking into account its financial position and other factors.  Individual risk limits are set by management and the utilisation of credit limits is regularly monitored.  No credit limits were exceeded during the period, and management does not expect any significant losses from non-performance by these relevant parties.

(iii)           Liquidity risk

The Group adopts prudent liquidity risk management which includes maintaining sufficient bank balances and cash, having available funding through an adequate amount of committed credit facilities and the ability to close out market positions.  Management have closely monitored the liquidity of the Group following the breaches of covenants as described in note 2.1. The Group maintained adequate liquid resources to meet its obligations as they fell during the year ended 31 December 2009.

The table below analyses the Group's financial liabilities that will be settled into relevant maturity groupings based on the remaining period at the balance sheet date to the contractual maturity dates. The amounts disclosed in the table are the contractual undiscounted cash flows. Bank borrowings and derivative financial liabilities as at 31 December 2009 have been classified as due in less than 1 year following the beaches of loan covenants as described in note 2.1.  Subsequent to the year end, the Group reached agreements with the Lenders as detailed in note 24, which included waivers of the covenants.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

3              Financial risk management (Continued)

(a)	Financial risk factors (Continued)

(iii)           Liquidity risk (Continued)

	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years	Over 5 years
As at 31 December 2009

Bank borrowings and associated interests	325,015	-	-	-
Derivative financial liabilities	10,190			-
Other liabilities (note 14)	5,361	-	-	-

Total	340,566	-	-	-

As at 31 December 2008

Bank borrowings and associated interests	63,412	55,304	135,773	158,130
Derivative financial liabilities	6,527	4,454	4,984	429
Other liabilities (note 14)	9,396	-	-	-

Total	79,335	59,758	140,757	158,559

As at 31 December 2007	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years	Over 5 years

Bank borrowings	23,737	21,309	52,621	101,049
Derivative financial liabilities	841	548	804	53
Other liabilities (Note 14)	4,235	-	-	-

Total	28,813	21,857	53,425	101,102

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

3              Financial risk management (Continued)

 (b)          Capital risk management

The Group's objectives when managing capital are to safeguard the Group's ability to continue as a going concern in order to provide returns for equity holders and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital.

In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to equity holders, return capital to equity holders, issue new shares or sell assets to reduce debt.

Consistent with others in the industry, the Group monitors capital on the basis of the gearing ratio.  This ratio is calculated as net debt divided by total capital.  Net debt is calculated as total borrowings less bank balances and cash.  Total capital is calculated as equity, as shown in the consolidated balance sheet, plus net debt.

The gearing ratio was as follows:

	2009	2008	2007

Total borrowings	319,382	374,174	187,995
Less: Bank balances and cash excluding impairment provision	(26,907)	(35,007)	(25,505)

Net debt	292,475	339,167	162,490
Total equity	(1,690)	234,629	118,547

Total capital	290,785	573,796	281,037

Gearing ratio	100%	59%	58%

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

3              Financial risk management (Continued)

 (c)           Fair value estimation

The fair value of an interest rate swap contract is based on the market price quoted by bank dealers as at the balance sheet date.

The fair values of FFA's are determined using quoted forward freight market rates at the balance sheet date.

The carrying value less impairment provision (as applicable) of receivables and payables are a reasonable approximation of their fair values.  The fair value of financial liabilities for disclosure purposes is estimated by discounting the future contractual cash flows at the current market interest rate that is available to the Group for similar financial instruments.

Effective 1 January 2009, the Group adopted the amendment to IFRS 7 for financial instruments that are measured in the balance sheet at fair value, this requires disclosure of fair value measurements by level based on the following fair value measurement hierarchy:

•	Quoted prices (unadjusted) in active markets for identical assets or liabilities (level 1).
•	Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices) (level 2).
•	Inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs) (level 3).

The Group's only financial instruments impacted by such valuation methods are derivatives used for hedging.  The fair value of derivatives used for hedging is based on inputs other than quoted prices included within level 1 that are observable for the instruments therefore are all categorised as level 2.  The fair value of these derivatives used for hedging as at 31 December 2009 is $10,190 (2008: $16,394, 2007: $1,741).

4              Critical accounting estimates and judgments

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The Group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

4             Critical accounting estimates and judgments (Continued)

(i)            Estimated useful lives of vessels

The Group's major operating assets are vessels.  The Board determines the estimated useful lives and related depreciation expenses for the vessels.  The Board estimates useful lives of the vessels by reference to the average historical useful lives of vessels of similar class and design, the expected usage of the vessels, expected repairs and maintenance and technical or commercial obsolescence arising from changes or improvements in the regulatory environment.  Estimated useful lives could change significantly as a result of the changes in these factors.

If the useful lives of vessels differed by 10% from the Board's estimates, the estimated depreciation expense for the year will be $4,006 lower or $6,096 higher as at 31 December 2009.

(ii)	Estimated impairment of carrying amounts of the vessels

Management performs reviews for the impairment of carrying amounts of the vessels whenever events or changes in circumstances indicate that the carrying amounts of the vessels may not be recoverable.  The Board reviews certain indicators of potential impairment, such as reported sale and purchase prices, market demand, and general market conditions to determine whether assessment of impairment should be carried out.  As a result of the recent declines in the charter market, and the market values of vessels the Board has concluded that assessments of impairment should be carried out.

Management performed an assessment of impairment based on the recoverable amount, which is the higher of fair value less cost to sell or values in use. The impairment assessments were performed in two separate tranches. For the vessels that the value in use model was used, this value included a number of assumptions.  The critical assumptions used in the value in use assessment were the useful life of the vessels estimated at 25 years, daily charter rates which were based on the average rate over the past ten years for 30,000 dwt bulk carriers and a discount rate of 13.7%. For the vessels that used fair value less cost to sell model, the assumptions included the expected proceeds from the disposal of vessels, less costs to sell.  The value in use model and the fair value less costs to sell model resulted in similar recoverable amounts as of 31 December 2009. Based on their best estimates of fair value less cost to sell and value in use, the Board has recognised an impairment loss for vessels of $256,788 (2008 and 2007: nil).

(iii)          Estimated residual value of vessels

The Board determines the estimated residual values for the vessels.  These estimates are based on the prevailing demolition steel price and the lightweight tonnage of the vessels and the prevailing market values for vessels of a similar class that have already reached an age equal to the estimated useful life applied to the Group's vessels.  The depreciation expense will increase/decrease where the residual values are less/more than previously estimated values.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

4              Critical accounting estimates and judgments (Continued)

(iii)          Estimated residual value of vessels (continued)

If the residual values of vessels differed by 10% from management's estimates as at 31 December 2009, the estimated depreciation expense for the year would be $714 lower/higher (2008: $3,611 lower/higher, 2007: $333 lower/higher).

5	Vessels, dry dock and other fixed assets

	Vessels	Dry docking	Other	Total
Cost:
At 1 January 2009	618,775	3,867	331	622,973
Additions	291	2,099	3	2,393
Disposals	-	(428)	-	(428)
Adjustment due to over-provision	-	-	(5)	(5)

At 31 December 2009	619,066	5,538	329	624,933

Accumulated depreciation and impairment:
At 1 January 2009	26,652	629	51	27,332
Depreciation charge for the year	30,407	1,951	98	32,456
Impairment	256,788	-	-	256,788
Disposals	-	(533)	-	(533)

At 31 December 2009	313,847	2,047	149	316,043

Net book value:

At 31 December 2009	305,219	3,491	180	308,890

Cost:
At 1 January 2008	272,633	270	38	272,941
Additions	346,142	3,984	293	350,419
Disposals	-	(387)	-	(387)

At 31 December 2008	618,775	3,867	331	622,973

Accumulated depreciation:
At 1 January 2008	1,243	17	2	1,262
Depreciation charge for the year	25,409	999	49	26,457
Disposals	-	(387)	-	(387)

At 31 December 2008	26,652	629	51	27,332

Net book value:

At 31 December 2008	592,123	3,238	280	595,641

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

5	Vessels, dry dock and other fixed assets (Continued)

	Vessels	Dry docking	Other	Total

Cost:
At 30 April 2007	-	-	-	-
Acquisition of a subsidiary	-	-	3	3
Additions	272,633	270	35	272,938

At 31 December 2007	272,633	270	38	272,941

Accumulated depreciation:
At 30 April 2007	-	-	-	-
Depreciation charge for the period	1,243	17	2	1,262

At 31 December 2007	1,243	17	2	1,262

Net book value:

At 31 December 2007	271,390	253	36	271,679

Notes:

(a)
As at 31 December 2009, the Group's vessels with an aggregate net book value of $308,710 (2008: $595,361, 2007: $271,643) were pledged as security for the Group's loan facilities granted by banks (note 12).

(b)
As at 31 December 2009, the Group's vessels are all under time charter and bareboat charter arrangements.  The time charters are for a remaining period of 0 to 32 months while the bareboat charters are for a remaining period of 47 to 50 months.

(c)
On 22 February 2010, the Group entered into a settlement agreement with one of its lending banks.  Pursuant to the terms of that agreement, one vessel and the shares of five subsidiaries which each held one vessel were sold in full satisfaction of all outstanding liabilities due to that bank, including derivative financial liabilities, plus a release of the guarantee granted by the Company.

As part of a separate transaction, two vessels were disposed of subsequent to the year end and delivered to their new owners on 14 January 2010 and 9 February 2010 for a total consideration of $34,900.

(d)
Following the decline in the general shipping market after the 2008 year end, the Group reviewed the carrying value of its vessels for impairment with reference to external valuations, recent market transactions, the estimated fair value less costs to sell or the estimated value in use for each individual vessel.  Following this review, the Group recognised a total impairment of $256,788 for the year ended 31 December 2009.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

6              Goodwill

	2009	2008	2007

At 31 December
Opening net book amount	167	167	-
Acquisition of a subsidiary (note 23)	-	-	167
Impairment	(167)	-	-

Closing net book amount	-	167	167

Management performed an impairment review of the carrying amount of goodwill at 31 December 2009 and concluded that an impairment provision was required.  For the purpose of impairment testing, goodwill acquired has been allocated to the respective cash generating unit and is reviewed for impairment based on individual cash generating unit's forecast operating performance and cash flows.  Cash flow projections for impairment reviews are based on individual cash generating unit budgets prepared on the basis of assumptions reflective of the prevailing market conditions and are based on management expectations of the market development and pre-tax discount rates of between 10% to 20% applied to the cash flow projections.  The discount rates used reflect business specific risks.

7              Financial instruments by category

The accounting policies for financial instruments have been applied to the line items below:

As at 31 December 2009	Loans and receivables	Total

Assets as per consolidated balance sheet
Other assets excluding prepayments (note 8)	1,160	1,160
Cash and cash equivalents (note 9)	18,784	18,784
Restricted bank deposits	6,101	6,101

Total	26,045	26,045

As at 31 December 2008	Loans and receivables	Total

Assets as per consolidated balance sheet
Other assets excluding prepayments (note 8)	4,311	4,311
Cash and cash equivalents (note 9)	28,380	28,380
Restricted bank deposits	6,627	6,627

Total	39,318	39,318

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

7              Financial instruments by category (Continued)

As at 31 December 2007	Loans and receivables	Derivatives used for hedging	Total

Assets as per consolidated balance sheet
Derivative financial instruments (note 13)	-	505	505
Other assets excluding prepayments (note 8)	706	-	706
Cash and cash equivalents (note 9)	25,505	-	25,505

Total	26,211	505	26,716

As at 31 December 2009	Other financial liabilities	Derivatives used for hedging	Total

Liabilities as per consolidated balance sheet
Other liabilities excluding charterhire income received in advance (note 14)	5,361	-	5,361
Borrowings (note 12)	319,382	-	319,382
Derivative financial instruments (note 13)	-	10,190	10,190

Total	324,743	10,190	334,933

As at 31 December 2008	Other financial liabilities	Derivatives used for hedging	Total

Liabilities as per consolidated balance sheet
Other liabilities excluding charterhire income received in advance (note 14)	9,396	-	9,396
Borrowings (note 12)	374,174	-	374,174
Derivative financial instruments (note 13)	-	16,394	16,394

Total	383,570	16,394	399,964

As at 31 December 2007	Other financial liabilities	Derivatives used for hedging	Total

Liabilities as per consolidated balance sheet
Other liabilities excluding charterhire income received in advance (note 14)	4,235	-	4,235
Borrowings (note 12)	187,995	-	187,995
Derivative financial instruments (note 13)	-	2,246	2,246

Total	192,230	2,246	194,476

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

8	Other assets

	2009	2008	2007

Prepayments and sundry deposits	969	1,103	162
Interest receivables	-	259	691
Other receivables	1,160	4,052	15

	2,129	5,414	868

Notes:

(a)   The carrying amounts of other assets approximate their fair values and are denominated in the following currencies:

	2009	2008	2007

United States dollar	1,774	5,068	76
Hong Kong dollar	341	331	774
Others	14	15	18

	2,129	5,414	868

(b)Other assets do not contain impaired assets.

(c)The maximum exposure to credit risk at the reporting date is the fair value of each class of receivables mentioned above.  The Group does not hold any collateral as security.

9              Cash and cash equivalents

	2009	2008	2007

Cash at bank and in hand	17,480	16,370	12,688
Short-term bank deposits	3,326	12,010	12,817
Impairment	(2,022)	-	-

Cash and cash equivalents	18,784	28,380	25,505
Restricted bank deposits	6,101	6,627	-

	24,885	35,007	25,505

Maximum exposure to credit risk	24,885	35,007	25,505

The impairment of bank deposits relates to the Group's breach of loan covenant as at 31 December 2009. Due to the breach, it was determined that $2,022 of the bank deposits was not recoverable as of 31 December 2009 and an impairment was recorded.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

9              Cash and cash equivalents (Continued)

Notes:

(a)	Cash and cash equivalents are denominated in the following currencies:

	2009	2008	2007

United States dollar	24,863	35,003	25,504
Others	22	4	1

	24,885	35,007	25,505

(b)	The effective interest rate on short-term bank deposits is 0.1% (2008: 1.7%, 2007: 2.8%) per annum. These deposits have an average maturity of three months.

(c)
The restricted bank deposits of $6,101 (2008: $6,627, 2007: nil) are held as security for repayment of bank loans and whose use is restricted to the repayment of the related banking facilities and are recorded as restricted bank deposits in the balance sheet.

10           Share capital and premium
(in thousands of US dollars, except for share and per share information)

 (a)           Share capital

	Ordinary shares
	Number of shares	Nominal value	Share premium	Total

At 30 April 2007	-	-	-	-
Shares issued	117,305	117	117,211	117,328
Share issue costs	-	-	(3,043)	(3,043)

At 31 December 2007	117,305	117	114,168	114,285

At 1 January 2008	117,305	117	114,168	114,285
Shares issued	81,031	81	87,510	87,591
Shares split	396,473,664	-	-	-

At 31 December 2008	396,672,000	198	201,678	201,876

At 1 January 2009 and 31 December 2009	396,672,000	198	201,678	201,876

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

10           Share capital and premium (Continued)
(in thousands of US dollars, except for share and per share information)

The Company was incorporated on 30 April 2007 with an authorised share capital of $200 divided into 200,000 ordinary shares of $1 each. Two ordinary shares of $1 were issued for cash at par on incorporation. 117,102 ordinary shares of $1 were issued for cash at $1,000 per share and 201 ordinary shares of $1 were issued for cash at $1,125 per share during the period ended 31 December 2007.  The corresponding share premium totalled $117,211, net off share issue costs of $3,043.

During the year ended 31 December 2008, the Company issued 81,031 shares.  28,548 shares of $1 were issued at a price of $1,000 per share and the remaining 52,483 shares of $1 were issued at a price of $1,125 per share.  The corresponding share premium totalled $87,510.

On 4 June 2008, the Company passed a resolution to approve:

(i)	the division of each ordinary share of par value $1.00 in the authorised and issued share capital of the Company into 2,000 ordinary shares of par value $0.0005 each;

(ii)
the increase in the authorised share capital of the Company from $200 divided into 400,000,000 ordinary shares of par value $0.0005 each to $500 divided into 1,000,000,000 ordinary shares of par value $0.0005 each by the creation of 600,000,000 new ordinary shares of par value $0.0005 each ranking pari passu with the Company's existing ordinary shares.

 (b)          Share option

Share options are granted to executive directors and other eligible employees.  The exercise price of the granted options is equal to the fair value of the shares on the date of the grant.  Options are conditional on the employee completing one to three years' service (the vesting period) or on the achievement of certain financial performance targets.  Options are exercisable starting one to three years from the grant date, subject to the fulfillment of the vesting conditions.  Options may be exercised at any time within five years from the date of vesting.  The Group has no legal or constructive obligation to repurchase or settle the options in cash.

In the event of a resolution of the Board being passed for an initial public offering of new shares of the Company ("IPO"), any share options granted but not exercised on the date of notification of such an IPO or within one month from such notification, shall lapse on the expiration of that period.  Upon IPO, any share options granted but not exercised, unless already lapsed or forfeited, shall be converted into an appropriate number of fully paid shares based on the offer price per share under the IPO.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

10           Share capital and premium (Continued)
(in thousands of US dollars, except for per share information)

 (b)          Share option (Continued)

Movements in the number of share options outstanding and their related weighted average exercise prices are as follows:

	Average exercise price in $ per share	Share options

At 30 April 2007	-	-
Granted	1,000	8,213

At 31 December 2007	1,000	8,213

At 1 January 2008	1,000	8,213
Granted	1,083	5,922

	1,035	14,135
Shares split (note 10(a))	0.47	28,253,865
Granted after split	0.88	500,000

At 31 December 2008	0.47	28,768,000
Leavers		(1,000,000)

At 31 December 2009	0.47	27,768,000

The weighted average fair value of options granted during 2007, determined using the Binominal valuation model was $110 per option.  The significant inputs into the model were weighted average share price of $1,000 at the grant date, the exercise price shown above, volatility of 20%, an average expected option life of one year and an annual risk-free interest rate of 3.5%.

The weighted average fair value of options granted during 2008 determined using the binomial valuation model was $110 or $0.055 after the shares split per the option. The significant inputs into the model were weighted average share price of $1,000 or $0.05 after the shares split, at the grant date, the exercise price shown above, volatility of 20%, an average expected option life of one year and an annual risk free interest rate of 3.5%.

In 2008 due to the board resolutions being passed to proceed with an initial public offering all expense was accelerated and recorded during the year ended 31 December 2008. See note 19 for the total expense recognised in the income statement for share options granted to directors and employees.

12,340,099 of the outstanding options were exercisable at 31 December 2009 (2008: 6,170,000, 2007: NIL).   All outstanding share options at 31 December 2008 and 2009.  All otstanding share options expire in 2013.  Subsequent to the year ended 31 December 2009, all the existing share options were cancelled.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

11           Reserves and retained earnings / (accumulated deficit)

	Share options reserve	Hedging reserve	Retained earnings/ (accumulated deficit)	Total

At 1 January 2009	1,966	(16,394)	47,181	32,753
Cash flow hedges
- fair value gain	-	6,204	-	6,204
Loss for the year	-	-	(242,523)	(242,523)

At 31 December 2009	1,966	(10,190)	(195,342)	(203,566)

At 1 January 2008	190	(1,741)	5,813	4,262
Cash flow hedges
- fair value loss	-	(14,653)	-	(14,653)
Recognised on share options	1,776	-	-	1,776
Profit for the year	-	-	63,185	63,185
Dividend (note 18)	-	-	(21,817)	(21,817)

At 31 December 2008	1,966	(16,394)	47,181	32,753

At 30 April 2007	-	-	-	-
Cash flow hedges
- fair value loss	-	(1,741)	-	(1,741)
Recognised on share options	190	-	-	190
Profit for the period	-	-	5,813	5,813

At 31 December 2007	190	(1,741)	5,813	4,262

12           Borrowings

As at 31 December 2009, the borrowings of the Group have been treated as current liabilities as the Group did not have an unconditional right to defer repayment of its borrowings for 12 months from the balance sheet date following a breach of loan covenants as described in note 2.1.

Subsequent to 31 December 2009, as described in detail in note 24, the Group restructured its debt thereby eliminating the breaches of loan covenants.

	2009	2008	2007

Secured bank loans
Non-current	-	320,319	165,539
Current	319,382	53,855	22,456

Total borrowings	319,382	374,174	187,995

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

12           Borrowings (Continued)

Borrowings, net of deferred transaction costs, are analysed as follows:

	2009	2008	2007

Facility A: DVB Merchant Bank (Asia) Limited ("DVB")	65,649	75,953	71,607
Facility B: Nordea Bank Finland plc ("Nordea")	34,844	40,666	47,219
Facility C: DnB NOR Bank ASA ("DnB")	106,115	125,702	69,169
Facility D: United Overseas Bank Limited ("UOB")	59,892	68,563	-
Facility E: The Hongkong and Shanghai Banking Corporation Limited ("HSBC")	52,882	63,290	-

Total borrowings	319,382	374,174	187,995

Facility A: The facility agreement dated 19 October 2007 with DVB as agent, provided an amount of $97,254 to the borrowers, comprising of four tranches and was used to finance a part of the cost of the acquisition of four vessels. Each loan was originally repayable in thirty two quarterly instalments, with a balloon payment due concurrently with the final principal instalment. As of 31 December 2009, the outstanding loan facility was $66,258 and the applicable margins were LIBOR plus 2.50%.

Facility B: The facility agreement dated 12 October 2007 amounting to $47,600 with Nordea, comprised of two tranches and was used to finance part of the cost of acquisition of two vessels. Each loan was originally repayable in thirty two quarterly installments with a balloon payment due concurrently with the final principal installment. As of 31 December 2009, the outstanding loan facility was $35,161 and the applicable margins were LIBOR plus 1.25% per annum.

Facility C: The facility agreement dated 19 November 2007 as amended by a supplemental agreement dated 5 June 2008, with DnB amounting to $142,400, comprised of six tranches and was used to finance part of the cost of acquisition of six vessels.  Each loan was originally repayable in twenty eight quarterly installments with a balloon payment due concurrently with the final principal installment. As of 31 December 2009, the outstanding loan facility was $106,800 and the applicable margins were LIBOR plus 1.90% to 2.50% per annum.

Facility D: The facility agreement with UOB entered into on 6 March 2008 amounting to $ 74,347, comprised of three tranches used to finance part of the cost of the acquisition of three vessels. Each loan was originally repayable in thirty two quarterly installments with a balloon payment due concurrently with the final principal installment. As of 31 December 2009, the outstanding loan facility was $60,220 and the applicable margins were LIBOR plus 1.40% to 2.50% per annum.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

12           Borrowings (Continued)

Facility E: The facility agreement of $66,300 with HSBC, dated 5 June 2008, comprised of two tranches and was used to finance part of the cost of acquisition of two vessels. The loan was originally repayable in thirty two quarterly installments with a balloon payment due concurrently with the thirty two principal installment. As of 31 December 2009, the outstanding loan facility was $53,272 and the applicable margins were LIBOR plus 1.40% per annum.

Notes:

(a)	As at 31 December 2009, the Group's bank loans, bear interest at rates varying from 1.25% to 2.5% (2008: 1% to 1.4%, 2007: 0.8% to 1.35%) over LIBOR per annum.

Included in bank borrowings classified as due within one year are bank borrowings of $140,959 (2008 and 2007: nil) that relate to vessels or subsidiaries sold after year end (see note 24).

(b)	The effective interest rate on bank borrowings, taking into account interest rate swaps at 31 December 2009 is 3.6% (2008: 3.81%, 2007: 4.51%) per annum.

(c)           Bank borrowings are secured by:

(i)	vessels of the Group (note 5(a));
(ii)	assignment of the charter and earnings, requisition of compensation and insurance relating to the vessels;
(iii)	pledge of shares of certain subsidiaries;
(iv)	corporate guarantees provided by the Company;
(v)	pledge of bank deposits (note 9(c)).

(d)
As at 31 December 2009, the Group has entered into interest rate swap contracts with notional principal amounts of $271,476 (2008: $360,780, 2007: $158,914) which were committed with fixed interest rates ranging from 2.9% to 4.8% (2008: 2.3% to 4.8%, 2007: 3.86% to 4.80%) per annum (note 13), in order to reduce exposure to floating rate borrowings.  The principal amounts of the interest rate swap contracts amortise in line with the underlying loan facilities that they hedge and have maturities up to seven years.

(e)
The directors are of the opinion that all of the Group's borrowings approximate their respective fair values, as the impact of discounting is not significant.  The fair values are based on cash flows discounted using the effective interest rates of long-term borrowings at the balance sheet date set out in note 12(b).

(f)           The carrying amounts of the borrowings are denominated in United States dollar.

(g)           The Group has no undrawn borrowing facilities.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

13           Derivative financial assets/liabilities

	Note	2009	2008
		Liabilities	Liabilities

Interest rate swap contracts - cash flow hedges (a)		10,190	16,394
Less: non-current portion		-	(9,867)

Current portion		10,190	6,527

		2007	2007
	Note	Assets	Liabilities

Interest rate swap contracts - cash flow hedges	(a)	17	1,953
Forward freight agreements - cash flow hedges	(b)	488	293

Total		505	2,246
Less non-current portion		(11)	(1,405)

Current portion		494	841

The fair value of a hedging derivative is classified as a non-current asset or liability if the remaining maturity of the hedged item is more than 12 months and as a current asset or liability if the maturity of the hedged item is less than 12 months from the balance sheet date.

The maximum exposure to credit risk at the reporting date is the fair value of the derivative financial assets in the consolidated balance sheet.

Notes:

(a)           Interest rate swap ("IRS") contracts

The notional principal amounts of the outstanding interest rate swap contracts as at 31 December 2009 were $271,476 (2008: $360,780, 2007: $158,914) which were committed with fixed interest rates ranging from 2.9% to 4.8% (2008: 2.3% to 4.8%, 2007: 3.86% to 4.80%) per annum.  The floating rate was LIBOR.  Gains and losses recognised in the hedging reserve in equity (note 11) at balance sheet dates will be continuously released to the consolidated income statement until the repayment of the bank borrowings or over the period of the relevant IRS contracts.

(b)           Forward freight agreements ("FFA")

All of the hedged highly probable forecast transactions are expected to occur at various dates during the next 12 months.  Unless ineffective, gains and losses previously recognised in the hedging reserve in equity on FFA will be recognised in the consolidated income statement in the period during which the hedged transaction affects the consolidated income statement.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

14           Other current liabilities

	2009	2008	2007

Charterhire income received in advance (note a)	2,309	1,940	1,414
Trade and other payables and accruals (note a)	5,361	9,396	4,235
Amounts received from shareholders (note d)	-	-	4,666

Total	7,670	11,336	10,315

Notes:

(a)           Balances are unsecured, interest free and have no fixed terms of repayment.

(b)	The carrying amounts of other current liabilities are denominated in the following currencies:

	2009	2008	2007

United States dollar	7,571	11,216	9,632
Hong Kong dollar	99	120	657
Others	-	-	26

	7,670	11,336	10,315

(c)	The carrying amounts of other current liabilities approximate their fair values.

(d)
As at 31 December 2007 certain shareholders had paid in advance to subscribe for future issuance of shares.  The shares were issued on 10 January 2008.  The number of shares to be issued was only fixed on the issuance date.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

15           Expenses by nature

	2009	2008	2007

Cost of services
Crew expenses	8,012	5,929	145
Vessel repairs and surveys	1,313	581	22
Spare parts, lubricants and materials	4,302	3,188	29
Commissions	920	944	13
Insurance	1,935	1,511	38
Others	1,875	508	63

Vessel operating costs	18,357	12,661	310
Depreciation	32,358	26,408	1,260

	50,715	39,069	1,570

Administrative expenses
Auditor's remuneration	58	150	50
Professional fee incurred for postponed IPO	-	2,770	-
Operating lease rentals on land and buildings	1,015	497	24
Staff costs (note 19)	846	5,150	1,177
Transportation expenses	68	187	34
Depreciation	98	49	2
Bank charges	35	59	11
Others	502	376	58

	2,622	9,238	1,356

Impairment of assets
Vessels (note 5)	256,788	-	-
Goodwill	167	-	-
Forfeiture of vessel deposit (note)	-	4,670	-
Bank deposit (note 9)	2,022	-	-

	258,977	4,670	-

Note:

During the year ended 31 December 2008, a deposit paid for an acquisition of a vessel totaling $4,670 was forfeited and written off by the Group.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

16           Finance income and costs

	2009	2008	2007

Interest income from bank deposits	53	1,088	723

Interest expenses on bank borrowings	(8,441)	(15,056)	(1,154)
Interest rate swap expense	(8,356)	(1,987)	-
Amortisation of transaction costs	(489)	(361)	(28)
Other	(44)	(243)	-

	(17,330)	(17,647)	(1,182)

Net finance costs	(17,277)	(16,559)	(459)

17	Income tax expense

Hong Kong profits tax has been provided at the rate of 16.5% on the estimated assessable profit for the year (2008: 16.5%, 2007: 17.5%).  Taxation on overseas profits has been calculated on the estimated assessable profit for the year at the rates of taxation prevailing in the countries in which the Group operates.

	2009	2008	2007

Hong Kong profits tax	58	61	16
Overseas profit tax	316	651	-
Under/(over) provision for prior year	(15)	(10)	-

	359	702	16

The tax on the Group's (loss)/profit for the year differs from the theoretical amount that would arise using the weighted average tax rate applicable to the profits of the consolidated entities as follows:

	2009	2008	2007

(Loss)/profit before income tax	(242,164)	63,887	5,829

Tax calculated at the domestic tax rates applicable to profits in the respective countries	(39,641)	11,232	1,020
Income not subject to tax	(14,431)	(22,194)	(1,529)
Expenses not deductible for tax purposes	54,446	11,674	525
Under/(over) provision for prior year	(15)	(10)	-

Tax charge	359	702	16

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

17	Income tax expense (Continued)

Under the laws of the countries of the vessel-owning companies' incorporation and/or vessels' registration, the vessel-owning companies are not subject to income tax on international shipping income but are subject only to certain minor registration and tonnage taxes that are charged to operating expenses as incurred.  The vessel-owning companies however, are subject to United States federal income taxation in respect of income that is derived from the international operation of ships and the performance of services directly related thereto, unless exempt from United States federal income taxation.  If the vessel-owning companies do not qualify for the exemption from tax, they will be subject to a 4% tax on their U.S. source income, imposed without the allowance for any deductions.  For these purposes, U.S. source shipping income means 50% of the shipping income that will be derived by the vessel-owning companies that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States.

18	Dividend

On 4 June 2008 the Company declared and paid an interim dividend for the financial year ended 31 December 2008 of $110 per ordinary share of par value $1.00 each in the capital of the Company (being an aggregate amount of $21,817) before the shares split (note 10(a)).

The directors do not propose a dividend for the year ended 31 December 2009 and did not propose a dividend for the period from 30 April 2007 to 31 December 2007.

19	Staff costs

	2009	2008	2007

Director's fee	40	46	18
Salaries and bonuses	730	3,281	954
Share options granted to directors and key management	-	1,776	190
Pension costs - defined contribution plans	18	14	2
Other staff benefits	58	33	13

	846	5,150	1,177

Key management compensation	640	4,874	1,029

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

20	Notes to the consolidated cash flow statement

Analysis of changes in financing during the year/period

	Bank loans	Proceeds from issue of ordinary shares

At 1 January 2009	374,174	201,876
Repayment of bank loans	(55,281)	-
Amortisation of transaction costs	489	-

At 31 December 2009	319,382	201,876

At 1 January 2008	187,995	118,951
Drawdown of bank loans, net of transaction costs	237,131	-
Repayment of bank loans	(51,313)	-
Amortisation of transaction costs	361	-
Proceeds from issue of ordinary shares	-	82,925

At 31 December 2008	374,174	201,876

	Bank loans	Proceeds from issue of ordinary shares

At 30 April 2007	-	-
Drawdown of long-term bank loans, net of transaction costs	187,967	-
Amortisation of transaction costs	28	-
Proceeds from issue of ordinary shares	-	117,328
Share issue costs	-	(3,043)
Share proceeds received in advance	-	4,666

At 31 December 2007	187,995	118,951

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

21           Commitments

(a)	Commitments/arrangements under operating leases

The Group had future aggregate minimum lease payments as lessee and future aggregate minimum lease receipts as lessor under non-cancellable operating leases as follows:

	2009	2008	2007
As lessee

Land and buildings
Not later than one year	1,120	1,278	58
Later than one year but not later than five years	513	1,770	-

	1,633	3,048	58
As lessor

Vessels
Not later than one year	29,593	65,878	12,717
Later than one year but not later than five years	27,000	47,195	5,934

	56,593	113,073	18,651

The future aggregate minimum lease receipts in respect of six vessels (2008: six vessels, 2007: five vessels) employed on bareboat charterhire agreements with the charter periods that expire in 2013 have not been included above as the charterhire rates for the remaining unexpired periods depend on prevailing market rates.

(b)
As of 31 December 2007, the Group had contracted but not provided for an amount of $146,182 in relation to vessels purchased.  The Group had no contracted commitments in relation to vessels purchased as of 31 December 2009 or 2008.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

22	Related party transactions

Save as described elsewhere in the financial statements, there were no other significant related party transactions carried out in both the current and the previous periods.

23           Acquisition of subsidiary

On 20 July 2007, the Company acquired 100% of the equity interest of Maritime Capital Shipping (HK) Limited, which was wholly owned by Mark Malcolm Harris, a shareholder and a director of the Company for cash consideration of HK$10.  The acquired subsidiary suffered a loss of $294 for the period ended 31 December 2007 since the acquisition.

Purchase consideration	-
Fair value of net liabilities acquired	167

Goodwill	167

The assets and liabilities arising from the acquisition are as follows:

Acquiree's carrying amount

Property, plant and equipment	3
Other receivables	35
Trade and other payables	(205)

Net liabilities	(167)

  Note:

  The carrying amounts of the above assets and liabilities approximate their fair values.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

24           Events after the balance sheet date

 (a)           Asset disposals and debt settlement

Two vessels were sold after the year end and delivered to their new owners in January and February 2010 for a total consideration of $34,900.  The vessels were sold at their carrying value at the date of disposal, and therefore no gain or loss was incurred.  The borrowings secured on the vessels were settled as part of the sale.

On 22 February 2010, the Group entered into a settlement agreement with one of its lending banks.  Pursuant to the terms of that agreement, one vessel and the shares of five vessel owning subsidiaries were sold in full satisfaction of all outstanding liabilities due to that bank totaling $105,400, including derivative financial liabilities, plus a release of the guarantee granted by the Company.  The subsidiaries sold are highlighted in note 25.

 (b)           Change of ownership

On 7 May 2010, Maritime Capital Shipping (Holdings) Limited ("MCSHL"), a company incorporated in the British Virgin Islands, acquired all of the outstanding shares of the Company.

 (c)           Equity issuance

On 24 May 2010, the Company issued 603,326,000 new fully paid shares to MCSHL for an aggregate subscription price of $31,000.

 (d)           Debt restructuring

In May 2010, the Group entered into debt restructuring agreements with three of its banks, which became effective on 25 May 2010.  Those agreements provided, inter alia, for the following:

°	The prepayment of the Group's loans in an aggregate amount of $28,031.
°	The rescheduling of the loan repayments in respect of $33,750 of debt.
°
The conversion of $10,000 of secured debt related to three vessels into sub-ordinated debt, carrying interest at a rate of US$ LIBOR plus 3.5%, with interest and principal only being payable out of available cashflow from those vessels.

°	Waivers of and amendments to loan to value ratio covenants for periods running from 31 March 2011 to 31 December 2012.
°	The elimination of all other financial covenants.

(e)	Change to shareholder

On the 28 May 2010, Seanergy Maritime Holdings Corp ("Seanergy"), a company incorporated in the Marshall Islands, acquired 51% of the issued share capital of the Company.  From then onwards, Seanergy has become the ultimate parent company of the Company.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

25	Particulars of subsidiaries

As at 31 December 2009, the Company had the following subsidiaries:

Name	Place of incorporation	Principal activities	Issued share capital	Group equity interest

Maritime Capital Shipping (HK) Limited	Hong Kong	Management services	10 shares of HK$1 each	100%	1
African Glory Shipping Limited	British Virgin Islands	Vessel owning and chartering	1 share of US$ 1	100%
Eastern Grace Shipping Limited	British Virgin Islands	Vessel owning and chartering	1 shares of US$ 1	100%	2
Western Grace Shipping Limited	British Virgin Islands	Vessel owning and chartering	1 share of US$ 1	100%	2
African Grace Shipping Limited	British Virgin Islands	Vessel owning and chartering	1 share of US$ 1	100%	2
Pacific Grace Shipping Limited	British Virgin Islands	Vessel owning and chartering	1 share of US$ 1	100%	3
Atlantic Grace Shipping Limited	British Virgin Islands	Dormant	1 share of US$ 1	100%	4
African Joy Shipping Limited	British Virgin Islands	Vessel owning and chartering	1 share of US$ 1	100%
Asian Grace Shipping Limited	British Virgin Islands	Vessel owning and chartering	1 share of US$ 1	100%
Singapore Grace Shipping Limited	British Virgin Islands	Vessel owning and chartering	1 share of US$ 1	100%	3
Maritime Glory Shipping Limited	British Virgin Islands	Vessel owning and chartering	1 share of US$ 1	100%
Maritime Grace Shipping Limited	British Virgin Islands	Vessel owning and chartering	1 share of US$ 1	100%
Northern Grace Shipping Limited	British Virgin Islands	Vessel owning and chartering	1 share of US$ 1	100%	3

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

25	Particulars of subsidiaries (Continued)

Name	Place of incorporation	Principal activities	Issued share capital	Group equity interest

Maritime Ernst Shipping Limited	Liberia	Vessel owning and chartering	1 share of no par value	100%	3
Maritime Fantasy Shipping Limited	Liberia	Vessel owning and chartering	1 share of no par value	100%
Maritime Fiesta Shipping Limited	Liberia	Vessel owning and chartering	1 share of no par value	100%
Maritime Fighter Shipping Limited	Liberia	Vessel owning and chartering	1 share of no par value	100%
Maritime Freeway Shipping Limited	Liberia	Vessel owning and chartering	1 share of no par value	100%
Maritime Henry Shipping Limited	Liberia	Vessel owning and chartering	1 share of no par value	100%	3

1.           Shares of all subsidiaries are pledged as security for bank loans except for this subsidiary.
2.           Vessel sold subsequent to year end.  Subsidiary is now dormant.
3.           Company sold subsequent to year end.
4.           Vessel sold to Northern Grace Shipping Limited during the year.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.  Indemnification of Directors and Officers

Under Article VII of our by-laws and under Section 60 of the BCA, we may indemnify anyone who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

A limitation on the foregoing is the statutory proviso (also found in our by-laws) that, in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Further, under Section 60 of the BCA and our by-laws, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

In addition, under Section 60 of the BCA and under our by-laws, a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification may be made against expenses (including attorneys' fees) actually and reasonably incurred by such person or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Again, this is provided that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further, and as provided by both our by-laws and Section 60 of the BCA, when a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the foregoing instances, or in the defense of a related claim, issue or matter, he will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with such matter.

Likewise, pursuant to our by-laws and Section 60 of the BCA, expenses (our by-laws specifically includes attorneys' fees in expenses) incurred in defending a civil or criminal action, suit or proceeding by an officer or director may be paid in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that he is not entitled to indemnification. The by-laws further provide that with respect to other employees, such expenses may be paid on the terms and conditions, if any, as the Board may deem appropriate.

Both Section 60 of the BCA and our by-laws further provide that the foregoing indemnification and advancement of expenses are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and/or as to action in another capacity while holding office.

Under both Section 60 of the BCA and our by-laws, we also have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity regardless of whether the corporation would have the power to indemnify him against such liability under the foregoing.

Under Section 60 of the BCA (and as provided in our by-laws), the indemnification and advancement of expenses provided by, or granted under the foregoing continue with regard to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of his heirs, executors and administrators unless otherwise provided when authorized or ratified. Additionally, under Section 60 of the BCA and our by-laws, any repeal or modification of Article VII of our by-laws shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

In addition to the above, our by-laws provide that references to us includes constituent corporations, and defines "other enterprises" to include employee benefit plans, "fines" to include excise taxes imposed on a person with respect to an employee benefit plan, and further defines the term "serving at the request of the corporation."

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

The following information is given with regard to unregistered securities sold during the preceding three years including the dates and amounts of securities sold, the persons or class of persons to whom we sold the securities, the consideration received in connection with such sales and, if the securities were issued or sold other than for cash, the description of the transaction and the type and amount of consideration received.  The descriptions contained below are a summary and qualified by the agreements, if applicable, included as Exhibits to this Registration Statement. The following securities were issued in private offerings pursuant to the exemption from registration contained in Section 4(2) of the Securities Act and the rules promulgated thereunder (share and per share amounts below have been adjusted to reflect the one-for-fifteen reverse split of our common stock that took effect on June 24, 2011):

On May 20, 2008 pursuant to the terms and conditions of a Master Agreement made by and among us, Seanergy Maritime, our former parent, the several selling parties who are affiliated with members of the Restis family, we acquired our initial fleet of six dry bulk carriers from the Restis family for an aggregate purchase price of (i) $367.0 million in cash, (ii) $28,250,000 (face value) in the form of a convertible promissory note, or the Note, which note was convertible into 2,260,000 of our common shares (or 150,666 shares as adjusted for the Reverse Stock Split) at a conversion price of $12.50 (or $187.50 as adjusted for the Reverse Stock Split) per share and (iii) an aggregate of 4,308,075 shares of our common stock (or 287,205 shares as adjusted for the Reverse Stock Split), subject to our meeting an Earnings Before Interest, Taxes, Depreciation and Amortization, or EBITDA, target of $72.0 million to be earned between October 1, 2008 and September 30, 2009. On August 19, 2009, we amended the Note to reduce the conversion price to the average closing price of our common stock for the five trading days commencing on the effective date of the amendment, which amounted to $4.45598 per share (or $66.8397 as adjusted for the Reverse Stock Split) per share. As a condition to such amendment decreasing the conversion price, the Restis affiliate shareholders agreed to convert the note, in full, at the time of the amendment. As a result of such conversion, on August 28, 2009 we issued 6,585,868 of our common shares (or 439,057 shares as adjusted for the Reverse Stock Split) to the Restis affiliate shareholders, as compared to 2,260,000 of our common shares (or 150,666 shares as adjusted for the Reverse Stock Split) that would have been issued upon conversion of the note prior to its amendment. On December 1, 2009 and following the achievement of the EBITDA target, the 4,308,075 shares of our common stock (or 287,205 shares as adjusted for the Reverse Stock Split) were issued to the Restis affiliate shareholders.

On September 15, 2010, we acquired the remaining 49% ownership interest in MCS from Maritime Capital, a company controlled by members of the Restis family, for consideration of approximately $29.0 million, comprising (i) $3.0 million in cash and (ii) 1,650,794 of our shares of common stock (the "MCS consideration shares"), at an agreed price of $15.75 per share totaling $26.0 million, which we issued to the Restis affiliate shareholders as nominees of Maritime Capital.  In connection with this transaction, we entered into a registration rights agreement on September 15, 2010, pursuant to which, no later than 120 days from the execution of the registration rights agreement, we were obligated to file a registration statement with the Commission registering the resale of the MCS consideration shares.

On October 22, 2010, we acquired the remaining 50% ownership interest in BET from Mineral Transport, a company controlled by members of the Restis family, for consideration of $33.0 million, comprising (i) $7.0 million in cash and (ii) 1,650,794 of our shares of common stock (the "BET consideration shares"), at an agreed price of $15.75 per share totaling $26.0 million, which we issued to the Restis affiliate shareholders as nominees of Mineral Transport. In connection with this transaction, we entered into a registration rights agreement on October 22, 2010, pursuant to which, no later than 120 days from the execution of the registration rights agreement, we were obligated to file a registration statement with the Commission registering the resale of the BET consideration shares. On October 7, 2010, we filed a registration statement on Form F-3 (File No. 333-169813), declared effective by the Commission on November 12, 2010, to register for sale by the Restis affiliate shareholders the MCS consideration shares and BET consideration shares.

On January 31, 2012, we completed an equity injection plan with United Capital Investments Corp., Atrion Shipholding S.A., Comet Shipholding Inc. and Plaza Shipholding Corp., four entities affiliated with the Restis family.  In exchange for $10 million of cash, we issued an aggregate of 4,641,620 of our common shares to the four entities at a price of $2.15442.  The price was determined as the average closing price of the five trading days preceding the execution of the purchase plan.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

The exhibits filed as part of this registration statement are listed in the index to exhibits immediately preceding such exhibits, which index to exhibits is incorporated herein by reference.

(b) Financial Statements

The financial statements incorporated by reference into this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)      If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by § 210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Not withstanding the foregoing, with respect to registration statements on Form F-3 (§ 239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or § 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

The undersigned registrant hereby further undertakes that:

(1)      For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)      For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Country of Greece on March 29, 2012.

SEANERGY MARITIME HOLDINGS CORP.

By:	/s/ Dale Ploughman
Dale Ploughman, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Dale Ploughman, Christina Anagnostara, Gary J. Wolfe, Robert E. Lustrin and Edward S. Horton, each in his or her individual capacity, as such person's true and lawful attorney-in-fact, with full power of substitution and resubstitution for such person and in such person's name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorney-in-fact or such person's substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on March 29, 2012 in the capacities and on the date indicated.

Signatures	Title

/s/ Dale Ploughman	Chief Executive Officer and Chairman of the Board of Directors
Dale Ploughman	(Principal executive officer)

/s/ Christina Anagnostara	Chief Financial Officer and Director
Christina Anagnostara	(Principal financial officer and principal accounting officer)

/s/ Dimitris Anagnostopoulos	Director
Dimitris Anagnostopoulos

/s/ Elias Culucundis	Director
Elias Culucundis

/s/ George Taniskidis	Director
George Taniskidis

/s/ Dimitrios Panagiotopoulos	Director
Dimitrios Panagiotopoulos

/s/ George Tsimpis	Director
George Tsimpis

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Seanergy Maritime Holdings Corp., has signed this registration statement in the City of Newark, State of Delaware on March 29, 2012.

PUGLISI & ASSOCIATES
/s/ Donald J. Puglisi
Name: Donald J. Puglisi Title: Managing Director Authorized U.S. Representative

Exhibit List

Number	Description

1.1	Form of Underwriting Agreement*
3.1	Amended and Restated Articles of Incorporation (1)
3.2	Second Amended and Restated By-laws (2)
3.3	Amendment to Amended and Restated Articles of Incorporation (3)
3.4	Second Amendment to Amended and Restated Articles of Incorporation (4)
3.5	Third Amendment to Amended and Restated Articles of Incorporation (5)
3.6	Fourth Amendment to Amended and Restated Articles of Incorporation (6)
4.1	Form of Common Stock Certificate (7)
5.1	Form of Opinion of Seward & Kissel, LLP, as to the validity of the common shares offered by the selling shareholders
8.1	Form of Opinion of Seward & Kissel, LLP, United States counsel to the Company with respect to certain tax matters
10.1	Master Agreement dated as of May 20, 2008 (1)
10.2	Amendment to Master Agreement dated July 25, 2008 (1)
10.3	Brokerage Agreement dated as of May 20, 2008 (1)
10.4	Form of Convertible Unsecured Promissory Note (1)
10.5	Amendment to Convertible Promissory Note dated August 28, 2009 (8)
10.6	Memorandum of Agreement relating to the African Zebra dated January 30, 2012 between Expedition International Limited, as buyers and Waldeck Maritime Co., as sellers, as amended (16)
10.7	Management Agreement dated as of May 20, 2008 (1)
10.8	Amendment No.1 to Management Agreement dated October 1, 2011 (16)
10.9	Management Agreement with BET (16)
10.10	Amendment No.1 to Management Agreement with BET dated October 1, 2011 (16)
10.11	Share Purchase Agreement dated July 14, 2009 between registrant and Constellation Bulk Energy Holdings, Inc.(9)
10.12	Shareholders' Agreement dated August 12, 2009 between Seanergy and Mineral Transport Holdings (8)
10.13	Share Purchase Agreement dated May 27, 2010 between Seanergy and Maritime Capital (10)
10.14	Shareholders' Agreement dated May 28, 2010 between Seanergy and Maritime Capital (10)
10.15	Share Purchase Agreement dated September 3, 2010 between Seanergy and Maritime Capital (11)
10.16	Share Purchase Agreement dated September 3, 2010 between Seanergy and Mineral Transport (12)
10.17	Share Purchase Agreement dated January 4, 2012 between registrant and United Capital Investments Corp., Atrion Shipholding S.A., Plaza Shipholding Corp. and Comet Shipholding Inc. (15)
10.18	Seanergy Maritime Holdings Corp. 2011 Equity Incentive Plan (13)
10.19	Loan Agreement dated August 27, 2008 between Seanergy and Marfin Bank of Greece, S.A. (8)
10.20	Amendment No. 1 to Marfin Loan Agreement dated September 9, 2009 (8)
10.21	Amendment No. 2 to Marfin Loan Agreement dated November 13, 2009 (9)
10.22	Amendment No. 3 to Marfin Loan Agreement dated June 2, 2010 (10)
10.23	Amendment No. 4 to Marfin Loan Agreement dated January 31, 2012 (16)
10.24	Second Supplement Agreement dated September 30, 2009 relating to and including the Loan Agreement dated June 26, 2007 between BET and Citibank (8)
10.25	Supplemental Letter Agreement dated August 4, 2010 relating to the Loan Agreement dated June 26, 2007 between BET and Citibank (11)
10.26	Third Supplemental Agreement dated December 23, 2010 relating to the Loan Agreement dated June 26, 2007 between BET and Citibank (14)
10.27	Fourth Supplemental Agreement dated March 31, 2011 relating to the Loan Agreement dated June 26, 2007 between BET and Citibank (14)
10.28	Fifth Supplemental Agreement dated February 7, 2012 relating to the Loan Agreement dated June 26, 2007 between BET and Citibank (16)
10.29	Restated Loan Agreement originally dated June 26, 2007 between BET and Citibank (16)

Number	Description

10.30	Loan Agreement dated October 19, 2007 between MCS and DVB (10)
10.31	Loan Agreement dated June 5, 2008 between MCS and HSBC (10)
10.32	Supplemental Agreement dated May 20, 2010 relating to the Loan Agreement dated October 19, 2007 between MCS and DVB (10)
10.33	Supplemental Agreement dated May 21, 2010 relating to the Loan Agreement dated June 5, 2008 between MCS and HSBC (10)
10.34	Supplemental Letter and Amended and Restated Agreement dated May 24, 2010 relating to and including the Loan Agreement dated March 6, 2008 between MCS and UOB (10)
21.1	List of Subsidiaries (16)
23.1	Consent of PricewaterhouseCoopers S.A.
23.2	Consent of PricewaterhouseCoopers S.A.
23.3	Consent of Seward & Kissel LLP (included in its opinion filed as Exhibit 5.1)
23.4	Consent of Seward & Kissel LLP (included in its opinion filed as Exhibit 8.1)
24.1	Powers of Attorney (Included in the signature page hereto)

*To be filed by amendment

(1)	Incorporated herein by reference to the corresponding exhibit filed in Seanergy Maritime's report on Form 6-K submitted to the SEC on July 31, 2008.
(2)	Incorporated herein by reference to the corresponding exhibit filed in the Company's report on Form 6-K submitted to the SEC on July 20, 2011.

(3)	Incorporated herein by reference to the corresponding exhibit filed in the Company's Registration Statement on Form F-1MEF filed with the SEC on August 28, 2009 (File No. 333-161595).

(4)	Incorporated herein by reference to the corresponding exhibit filed in the Company's report on Form 6-K submitted to the SEC on September 16, 2010.
(5)	Incorporated herein by reference to the corresponding exhibit filed in the Company's report on Form 6-K submitted to the SEC on June 27, 2011.

(6)	Incorporated herein by reference to the corresponding exhibit filed in the Company's report on Form 6-K submitted to the SEC on August 5, 2011.

(7)	Incorporated herein by reference to the corresponding exhibit filed in the Company's registration statement on Form F-1/A filed with the SEC on January 15, 2009 (File No. 333-154952).

(8)	Incorporated herein by reference to the corresponding exhibit filed in the Company's registration statement on Form F-1/A filed with the SEC on October 16, 2009 (File No. 333-161961).

(9)	Incorporated herein by reference to the corresponding exhibit filed in the Company's registration statement on Form F-1/A filed with the SEC on November 18, 2009 (File No. 333-161961).

(10)	Incorporated herein by reference to the corresponding exhibit filed in the Company's registration statement on Form F-1/A filed with the SEC on July 21, 2010 (File No. 333-166872).

(11)
Incorporated herein by reference to the corresponding exhibit filed in the Company's post-effective amendment no. 1 to the registration statement on Form F-1 filed with the SEC on September 24, 2010 (File No. 333-166872).

(12)	Incorporated herein by reference to the corresponding exhibit filed in the Company's report on Form 6-K submitted to the SEC on October 29, 2010.

(13)	Incorporated herein by reference to the corresponding exhibit filed in the Company's report on Form 6-K submitted to the SEC on February 7, 2011.

(14)	Incorporated herein by reference to the corresponding exhibit filed in the Company's annual report on Form 20-F submitted to the SEC on March 31, 2011.

(15)	Incorporated herein by reference to the corresponding exhibit filed in Schedule 13D/A relating to our Company submitted to the SEC on March 18, 2012.

(16)	Incorporated herein by reference to the corresponding exhibit filed in the Company's Annual Report on Form 20-F, submitted to the SEC on March 19, 2012.